                                                                Exhibit 13.1.1

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 10-K

     [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended October 31, 2000

     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                   For the transition period from _____ to _____

                           Commission File No. 1-12803
                         URSTADT BIDDLE PROPERTIES INC.
             (Exact name of registrant as specified in its charter)
                  MARYLAND                                        04-2458042
                  --------                                      ------------
         (State of Incorporation)                             (I.R.S. Employer
                                                             Identification No.)
            321 RAILROAD AVENUE
          GREENWICH, CONNECTICUT                                   06830
          ----------------------                                 ---------
 (Address of Principal Executive Offices)                        (Zip code)
       Registrant's telephone number, including area code: (203) 863-8200

Securities registered pursuant to Section 12(b) of the Act:
                                                         Name of each exchange
  Title of each class                                    on which registered
  -------------------                                    -------------------

  Common Stock, par value $.01 per share                 New York Stock Exchange

  Class A Common Stock, par value $.01 per share         New York Stock Exchange

  Preferred Share Purchase Rights                        New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:  None

           Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                Yes [x]                 No [ ]
           Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any
amendment to this Form 10-K.                                               [ ]

           The aggregate market value of the voting stock held by non-affiliates of the Registrant as of January 9, 2001: Common Shares, par value $.01 per share
- $23,765,973; Class A Common Shares, par value $.01 per share - $33,474,248.

           Indicate the number of shares outstanding of each of the Registrant's classes of Common Stock and Class A Common Stock, as of January 9, 2001 (latest date practicable): 6,225,387 Common Shares, par value $.01 per share, and 5,973,703 Class A Common Shares, par value $.01 per share.

                       DOCUMENTS INCORPORATED BY REFERENCE

        Proxy Statement for Annual Meeting of Stockholders to be held on March 14, 2001 (certain parts as indicated herein) (Part III).

                                TABLE OF CONTENTS

                                                                                               Form 10-K
Item No.                                                                                     Report Page
                                                          PART I

1.     Business                                                                                        3

2.     Properties                                                                                      8

3.     Legal Proceedings                                                                              10

4.     Submission of Matters to a Vote of Security Holders                                            10


                                                         PART II

5.     Market for the Registrant's Common Equity and Related Shareholder Matters                      10

6.     Selected Financial Data                                                                        13

7.     Management's Discussion and Analysis of
         Financial Condition and Results of Operations                                                14

7.A    Quantitative and Qualitative Disclosures about Market Risk                                     17

8.     Financial Statements and Supplementary Data                                                    17

9.     Changes in and Disagreements with Accountants
         on Accounting and Financial Disclosure                                                       17


                                                         PART III

10.    Directors and Executive Officers of the Registrant                                             18

11.    Executive Compensation                                                                         18

12.    Security Ownership of Certain Beneficial Owners and Management                                 18

13.    Certain Relationships and Related Transactions                                                 19


                                                         PART IV

14.    Exhibits, Financial Statements, Schedules and Reports on Form 8-K                              19


                                     PART I
ITEM 1.  BUSINESS.

Organization

Urstadt Biddle Properties Inc. (formerly HRE Properties, Inc.), a Maryland Corporation, (the "Company"), is a real estate investment trust engaged in the acquisition, ownership and management of commercial real estate. The Company was organized as an unincorporated business trust under the laws of the Commonwealth of Massachusetts on July 7, 1969. In 1997, the shareholders of HRE Properties (the "Trust") approved a plan of reorganization of the Trust from a Massachusetts business trust to a corporation organized in Maryland. The plan of reorganization was effected by means of a merger of the Trust into the Company. As a result of the plan of reorganization, the Trust was merged with and into the Company, the separate existence of the Trust ceased, the Company was the surviving entity in the merger and each issued and outstanding common share of beneficial interest of the Trust was converted into one share of Common Stock, par value $.01 per share, of the Company. In 1998, the stockholders of the Company approved an amendment to the Company's articles of incorporation to change the name of the Company from HRE Properties, Inc. to Urstadt Biddle Properties Inc.

Tax Status - Qualification as a Real Estate Investment Trust

The Company has qualified and has elected to be taxed as a real estate investment trust ("REIT") under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to such provisions of the Code, a REIT which distributes at least 95% (90% for years after 2001) of its real estate investment trust taxable income to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. The Company intends to continue to qualify as a real estate investment trust for federal income tax purposes.

Description of Business

The Company's sole business is the ownership of real estate investments which consist principally of equity investments in income-producing properties, with primary emphasis on properties in the northeastern part of the United States. The Company's core properties consist principally of neighborhood and community shopping centers in the northeastern part of the United States. The remaining properties include office and retail buildings and industrial properties. The Company seeks to identify desirable properties for acquisitions which it acquires in the normal course of business. In addition, the Company regularly reviews its portfolio and from time to time considers and effects the sale of certain properties.

The Company intends to continue to invest substantially all of its assets in income producing real estate, with a primary emphasis on neighborhood and community shopping centers, although the Company will retain the flexibility to invest in other types of real property. While the Company is not limited to any geographical location, the Company's current strategy is to invest primarily in properties located in the northeastern region of the United States.

At October 31, 2000, the Company owned or had an equity interest in twenty five properties comprised of neighborhood and community shopping centers, single tenant retail stores, office buildings, service and distribution facilities and undeveloped land located in eleven states throughout the United States, containing a total of 3,206,000 square feet of gross leasable area ("GLA"). For a description of the Company's individual investments, see Item 2.

Investment and Operating Strategy

The Company's investment objective is to increase cash flow, current income and consequently the value of its existing portfolio of properties, and to seek continued growth through (i) the strategic re-tenanting, renovation and expansion of its existing properties, and (ii) the selective acquisitions of income-producing real estate properties, primarily neighborhood and community shopping centers, in the geographic regions where the Company presently operates.

The Company seeks to increase operating results through the strategic renovation and expansion of certain of its properties. Retail properties are typically adaptable for varied tenant layouts and can be reconfigured to accommodate new tenants or the changing space needs of existing tenants. In determining whether to proceed with a renovation or expansion, the Company considers both the cost of such expansion or renovation and the increase in rent attributable to such expansion or renovation. The Company believes that its properties provide opportunities for renovation and expansion.

When evaluating potential acquisitions, the Company will consider such factors as (i) economic, demographic, and regulatory conditions in the property's local and regional market; (ii) the location, construction quality, and design of the property; (iii) the current and projected cash flow of the property and the potential to increase cash flow; (iv) the potential for capital appreciation of the property; (v) the terms of tenant leases, including the relationship between the property's current rents and market rents and the ability to increase rents upon lease rollover; (vi) the occupancy and demand by tenants for properties of a similar type in the market area; (vii) the potential to complete a strategic renovation, expansion or re-tenanting of the property; (viii) the property's current expense structure and the potential to increase operating margins; and
(ix) competition from comparable properties in the market area.

In fiscal 2000, the Company spent $6,642,000 for leasing costs and capital improvements to properties. Capital expenditures were incurred in connection with the Company's leasing activities, renovation and improvement of its existing properties.

During the five year period ended October 31, 2000, the Company acquired twelve properties totaling 662,700 square feet of GLA at an aggregate cost of approximately $65 million. In the same period, the Company spent nearly $20.8 million to expand, renovate, lease and improve its existing properties.


Core Properties

The Company considers those properties which are directly managed by the Company, concentrated in the retail sector and located close to the Company's headquarters in Fairfield County, Connecticut, to be core properties. Of the twenty five properties in the Company's portfolio, eighteen properties are considered core properties consisting of eleven community shopping centers, three mixed-use (retail/office) properties, and four office buildings (including the Company's executive headquarters). At October 31, 2000, these properties contained in the aggregate 1,748,000 square feet of GLA. The Company's core properties collectively had 317 tenants providing a wide range of products and services. Tenants include national and regional supermarkets and discount department stores, a regional electronic store and other local retailers and office tenants. At October 31, 2000, the core properties were 97% leased.

Two of the core properties in the Company's portfolio are owned by operating partnerships in which the Company is the sole general partner.

A substantial portion of the Company's operating lease income derived from retail tenants consists of rent received under short- and intermediate-term leases. The leases provide for the payment of fixed base rentals monthly in advance and for the payment by tenants of a pro-rata share of the real estate taxes, insurance, utilities and common area maintenance expenses incurred in operating the shopping centers.

Non-Core Properties

The Board of Directors of the Company has expanded and refined the strategic objectives of the Company to focus the real estate portfolio into one of primarily self-managed retail properties located in the Northeast and authorized a plan to sell the non-core properties of the Company in the normal course of business over a period of several years. At October 31, 2000, the non-core properties totaled seven properties and were comprised of the Company's office and retail properties located outside of the northeast region of the United States, [all of its distribution and service facilities] and undeveloped land.

The Company's non-core properties consists of one office building, containing 202,000 square feet of GLA, two retail properties totaling 357,000 square feet, three distribution and service facilities with a total of 899,000 square feet of GLA and 4.2 acres of undeveloped land. The non-core properties were 98% leased at October 31, 2000.

The office property has four tenants which offer a range of services, including engineering, management and administrative.

One of the non-core retail properties is a 231,000 square foot shopping center located in Clearwater, Florida containing 51 tenants. The shopping center is owned by a joint venture in which the Company is the general partner. The other non-core retail property, located in Tempe, Arizona, is leased to a single tenant under a long term "triple net" lease whereby the tenant pays all taxes, insurance, maintenance and other operating costs of the property during the term of the lease.

The three distribution and service facilities are 100% occupied and consist of two automobile and truck parts distribution warehouses, and one automobile tire distribution facility. The two automobile and truck parts facilities are net leased to Daimler Chrysler Corporation under long-term lease arrangements whereby the tenant pays all taxes, insurance, maintenance and other operating costs of the property during the term of the lease. During fiscal 2000, the leases on both properties were renewed for terms of seven and ten year periods. The automobile tire distribution facility containing 476,000 square feet of GLA is net leased to Bridgestone/Firestone, Inc. under a lease that expires on February 28, 2001. The lease contains an option for the tenant to purchase the property for $100,000 upon expiration of the lease. (See "Recent Developments").

At October 31, 2000, the Company also holds two fixed rate mortgages totaling $2,379,000. The fixed rate mortgages are secured by retail properties sold by the Company in prior years.


Recent Developments

In fiscal 2000, the Company sold two non-core properties for gross sales proceeds of approximately $4,000,000, realizing net gains on the sales of the properties of $1,067,000.

In November 2000, the Company entered into a contract to purchase an office building property in Greenwich, Connecticut at a purchase price of $2,375,000. A closing is expected during the second quarter of fiscal 2001.

In December 2000, Bridgestone/Firestone, Inc. notified the Company of its intent to exercise its option to purchase the Company's automobile tire distribution property at a purchase price of $100,000 on February 28, 2001.

Matters Relating to the Real Estate Business

The Company is subject to certain business risks arising in connection with owning real estate which include, among others, (1) the bankruptcy or insolvency of, or a downturn in the business of, any of its major tenants, (2) the possibility that such tenants will not renew their leases as they expire, (3) vacated anchor space affecting the entire shopping center because of the loss of the departed anchor tenant 's customer drawing power, (4) risks relating to leverage, including uncertainty that the Company will be able to refinance its indebtedness, and the risk of higher interest rates, (5) potential liability for unknown or future environmental matters, and (6) the risk of uninsured losses. Unfavorable economic conditions could also result in the inability of tenants in certain retail sectors to meet their lease obligations and otherwise could adversely affect the Company's ability to attract and retain desirable tenants. The Company believes that its shopping centers are relatively well positioned to withstand adverse economic conditions since they typically are anchored by grocery stores, drug stores and discount department stores that offer day-to-day necessities rather than luxury goods.

Compliance with Governmental Regulations

The Company, like others in the commercial real estate industry, is subject to numerous environmental laws and regulations. Although potential liability could exist for unknown or future environmental matters, the Company believes that its tenants are operating in accordance with current laws and regulations and has established procedures to monitor these operations.

Competition

The real estate investment business is highly competitive. The Company competes for real estate investments with investors of all types, including domestic and foreign corporations, financial institutions, other real estate investment trusts and individuals. In addition, the Company's properties are subject to local competitors from the surrounding areas. The Company does not consider its real estate business to be seasonal in nature. The Company's shopping centers compete for tenants with other regional, community or neighborhood shopping centers in the respective areas where Company retail properties are located. The Company's office buildings compete for tenants principally with office buildings throughout the respective areas in which they are located. In most areas where the Company's office buildings are located, competition for tenants is intense. Leasing space to prospective tenants is generally determined on the basis of, among other things, rental rates, location, physical quality of the property and availability of space.

Since the Company's industrial properties are all net leased under long-term lease arrangements which are not due to expire in the near future (except the property leased to Bridgestone/Firestone, Inc.), the Company does not currently face any competitive pressures with respect to such properties.

Property Management

The Company actively manages and supervises the operations and leasing at all of its core properties. Several of the Company's non-core properties are net leased to single tenants under long-term lease arrangements, in which case, property management is provided by the tenants. The Company's remaining non-core properties are managed by property management companies retained by the Company. The Company closely supervises the property management firms it engages to manage its properties.

Employees

The Company's executive offices are located at 321 Railroad Avenue, Greenwich, Connecticut. It occupies approximately 5,000 square feet in a two story office building owned by the Company.

The Company has 18 employees, ten of whom oversee the management of the Company's real estate portfolio, or analyze potential acquisition properties and determine which properties, if any, to sell. The Company's remaining employees serve in various professional, executive and administrative capacities. The Company believes that its relationship with its employees is good.

ITEM 2.    PROPERTIES.

         Core Properties


The following table sets forth information concerning each core property at October 31, 2000. Except as otherwise noted, all core properties are 100% owned by the Company.


                                                  Gross
                         Year         Year       Leasable              Number of
       Location       Completed     Acquired   Square Feet    Acres     Tenants     Leased         Principal Tenant
       --------       ---------     --------   -----------    -----     -------     ------         ----------------
Springfield,  MA         1970         1970       309,000       26.0        21         98%     Great Atlantic & Pacific Tea Co. (A&P)

Meriden, Ct              1989         1993       300,000       29.2        21         96%     ShopRite

Danbury, Ct              1989         1995       193,000       19.3        20        100%     Barnes & Noble

Briarcliff, NY (1)       1978         1998       160,000       11.4        29         99%     Stop & Shop

Carmel, NY               1983         1995       126,000       19.0        16         97%     ShopRite

Newington, NH            1975         1979       102,000       14.3        10        100%     JoAnn Fabrics

Wayne, NJ                1959         1992       102,000        9.0        45         98%     Great Atlantic & Pacific Tea Co. (A&P)

Darien, CT               1955         1998        95,000        9.5        22        100%     Grand Union

Somers, NY               1991         1999        78,000       10.8        32         95%     Gristede's

Farmingdale, NY          1981         1993        70,000        5.6        14         97%     King Kullen

Eastchester, NY (1)      1978         1997        68,000        4.0        10        100%     Food Emporium (Division of A&P)

Ridgefield, CT           1930         1998        48,000        2.1        50         96%     Chico's

Briarcliff, NY           1981         1999        28,000          4         2         57%     Westchester Community College

Greenwich, CT            1977         1998        20,000        1.0         2        100%     Greenwich Hospital

Somers, NY               1989         1992        19,000        4.9        12        100%     Putnam County Savings Bank

Greenwich, CT            1983         1993        10,000         .2         3        100%     Urstadt Biddle Properties Inc.

Greenwich, CT            1978         2000        10,000          1         4        100%     Insurance Center of Greenwich

Greenwich, CT            1983         1994        10,000         .2         4        100%     Prescott Investors




(1)      The Company has a general partnership interest in this property.

Non-Core Properties


The following table sets forth information concerning each non-core property in which the Company owned an equity interest at October 31, 2000. Except as otherwise noted, non-core properties are 100% owned by the Company.



                          Year         Year           Rentable              Number of
      Location          Completed    Acquired       Square Feet   Acres      Tenants     Leased        Principal Tenant
      --------          ---------    --------       -----------   -----      -------     ------        ----------------
Southfield, MI (1)        1973         1983            202,000     7.8          5         100%      Giffels

Clearwater, FL (1)        1983         1985            231,000    21.5         51          98%      Albertson's

Tempe, AZ                 1970         1970            126,000     8.6          2          90%      Mervyn's

Albany, GA                1972         1972            476,000    51.3          1         100%      Bridgestone/Firestone

Dallas, TX                1970         1970            253,000    14.5          1         100%      Daimler Chrysler Corporation

St. Louis, MO             1970         1970            170,000    16.0          1         100%      Daimler Chrysler Corporation

Denver, CO                  -          1972                  -     4.2          -           -       Undeveloped Land













(1)  The Company has a general partnership interest in this property.

ITEM 3. LEGAL PROCEEDINGS.

In the ordinary course of business, the Company is involved in legal proceedings. However, there are no material legal proceedings presently pending against the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

No matter was submitted to a vote of security holders during the fourth quarter of the fiscal year ended October 31, 2000.

          ITEM PURSUANT TO INSTRUCTION 3 OF ITEM 401 (B) OF REGULATION S-K:
          EXECUTIVE OFFICERS OF THE COMPANY.

         For information regarding Executive Officers of the Company--See Item
10.

                                     PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER
        MATTERS.

(a) Price Range of Common Shares

Shares of Common stock and Class A Common stock of the Company are traded on the New York Stock Exchange under the symbols "UBP" and "UBP.A", respectively. The following table sets forth the high and low closing sales prices for the Company's Common Stock and Class A Common Stock during the fiscal years ended October 31, 2000 and 1999 as reported on the New York Stock Exchange:


                                                   Fiscal Year Ended                        Fiscal Year Ended
Common shares:                                     October 31, 2000                          October 31, 1999
--------------                                     ----------------                          ----------------
                                                   Low                 High               Low                High
                                                   ---                 ----               ---                ----
First Quarter                                    $6.75               $7.438             $7.063              $8.625
Second Quarter                                    6.75                7.375              7.500               8.250
Third Quarter                                     6.75                7.313              7.438               8.000
Fourth Quarter                                    6.75                7.188              6.688               7.688



                                                   Fiscal Year Ended                      Fiscal Year Ended
Class A Common shares:                             October 31, 2000                       October 31, 1999
----------------------                             ----------------                       ----------------
                                                    Low             High                 Low           High
                                                    ---             ----                 ---           ----
First Quarter                                     $7.125          $7.688               $7.375        $8.688
Second Quarter                                     7.250           7.688                8.000         8.563
Third Quarter                                      6.750           7.563                7.750         8.625
Fourth Quarter                                     7.125           7.563                7.500         8.063


(b) Approximate Number of Equity Security Holders

At January 5, 2001 (latest date available), there were 1,733 shareholders of record of the Company's Common stock and 1,726 shareholders of record of the Class A Common stock.

(c) Dividends Declared on Common stock and Class A Common stock and Tax Status


The following table sets forth the dividends declared per Common share and Class A Common share and tax status for Federal income tax purposes of the dividends paid during the fiscal years ended October 31, 2000 and 1999:

Dividends Paid Per:

                                        Common Share                               Class A Common Share
                                        ------------                               --------------------
                                           Ordinary                                      Ordinary
Dividend Payment          Gross Dividend    Income     Capital Gain     Gross Dividend    Income       Capital Gain
Date                      Paid Per Share  Distribution Distribution      Paid Per Share  Distribution  Distribution
----                      --------------  ------------ ------------     ---------------  ------------  ------------
January 21,2000                $0.175       $0.159       $0.016               $0.195      $0.177         $0.018
April 21, 2000                 $0.175       $0.159       $0.016               $0.195      $0.177         $0.018
July 21, 2000                  $0.175       $0.159       $0.016               $0.195      $0.177         $0.018
October 20, 2000               $0.175       $0.159       $0.016               $0.195      $0.177         $0.018
                              -------      -------      -------              -------     -------         ------
                               $0.700       $0.636       $0.064               $0.780      $0.708         $0.072
                              =======      =======      =======              =======     =======         ======


                                        Common Share                               Class A Common Share
                                        ------------                               --------------------
                                           Ordinary                                      Ordinary
Dividend Payment          Gross Dividend    Income     Capital Gain     Gross Dividend    Income       Capital Gain
Date                      Paid Per Share  Distribution Distribution      Paid Per Share  Distribution  Distribution
----                      --------------  ------------ ------------     ---------------  ------------  ------------
January 22, 1999                $0.17        $0.17         $0.0                $0.19       $0.19           $0.0
April 23, 1999                  $0.17        $0.17         $0.0                $0.19       $0.19           $0.0
July 14, 1999                   $0.17        $0.17         $0.0                $0.19       $0.19           $0.0
October 22, 1999                $0.17        $0.17         $0.0                $0.19       $0.19           $0.0
                               ------       ------        -----               ------      ------           ----
                                $0.68        $0.68         $0.0                $0.76       $0.76           $0.0
                               ======       ======        =====               ======      ======           ====


The Company has paid uninterrupted quarterly dividends since it commenced operations as a real estate investment trust in 1969. During the fiscal year ended October 31, 2000, the Company made distributions to stockholders aggregating $.70 per Common share and $.78 per Class A Common share.

On June 16, 1998, the Board of Directors declared a special stock dividend on the Company's Common stock consisting of one share of a newly created class of Class A Common Stock, par value $.01 per shares for each share of the Company's Common Stock. The Class A Common Stock entitles the holder to 1/20 of one vote per share. Each share of Common Stock and Class A Common Stock have identical rights with respect to dividends except that each share of Class A Common Stock will receive not less than 110% of the regular quarterly dividends paid on each share of Common Stock. The stock dividend was paid on August 14, 1998.

Although the Company intends to continue to declare quarterly dividends on its Common shares and Class A Common shares, no assurances can be made as to the amounts of any future dividends. The declaration of any future dividends by the Company is within the discretion of the Board of Directors, and will be dependent upon, among other things, the earnings, financial condition and capital requirements of the Company, as well as any other factors deemed relevant by the Board of Directors. Two principal factors in determining the amounts of dividends are (i) the requirement of the Internal Revenue Code that a real estate investment trust distribute to shareholders at least 95% (90% for years after 2001) of its real estate investment trust taxable income, and (ii) the amount of the Company's funds from operations.

The Company has a Dividend Reinvestment and Share Purchase Plan which allows shareholders to acquire additional shares of Common Stock and Class A Common Stock by automatically reinvesting dividends. Shares are acquired pursuant to the Plan at a price equal to the higher of 95% of the market price of such shares on the dividend payment date or 100% of the average of the daily high and low sales prices for the five trading days ending on the day of purchase without payment of any brokerage commission or service charge. Approximately 20% of the Company's eligible holders of Class A Common shares and Common shares currently participate in the Plan.

(d)      Recent Sales of Unregistered Securities

On January 4, 2000, the Company entered into a Stock Purchase Agreement with a third party not affiliated with the Company pursuant to which such third party purchased, by way of private placement under Section 4(2) of the Securities Act of 1933, as amended, 75,000 shares of Class A Common Stock of the Company at a price of $7.631 per share. The Company received $572,325 in cash proceeds.

On January 4, 2000, the Company entered into Stock Purchase Agreements with certain directors of the Company pursuant to which such directors purchased, by way of private placement under Section 4(2) of the Securities Act of 1933, as amended, 22,600 shares of Common Stock of the Company at a price of $7.375 per share and 22,200 shares of Class A Common Stock of the Company at a price of $7.631 per share. The Company received $336,083 in cash proceeds.

On January 4, 2000, the Company entered into Stock Purchase Agreements with certain officers of the Company and the Trust established under the Company's Excess Benefits and Deferred Compensation Plan for the benefit of certain officers pursuant to which such officers and the Trust purchased, by way of private placement under Section 4(2) of the Securities Act of 1933, as amended, 6,800 shares of Common Stock of the Company at a price of $7.375 per share and 6,200 shares of Class A Common Stock of the Company at a price of $7.631 per share. The Company received cash proceeds of $97,462.

On January 4, 2000, the Company entered into Stock Purchase Agreements with two parties affiliated with officers or directors of the Company pursuant to which such parties purchased, by way of private placement under Section 4(2) of the Securities Act of 1933, as amended, 20,000 shares of Class A Common Stock of the Company at a price of $7.631 per share. The Company received cash proceeds of $152,620.

On August 30, 2000, the Company entered into Stock Purchase Agreements with two persons not affiliated with the Company pursuant to which such persons purchased, by way of private placement under Section 4(2) of the Securities Act of 1933, as amended, 75,000 shares of Class A Common Stock of the Company at a price of $7.50 per share. The Company received $562,500 in cash proceeds.

On September 22, 2000, the Company entered into Stock Purchase Agreements with certain directors of the Company, the Trust established under the Company's Excess Benefits and Deferred Compensation Plan and a third party affiliated with an officer of the Company pursuant to which such persons purchased, by way of private placement under Section 4(2) of the Securities Act of 1933, as amended, 58,000 shares of Class A Common Stock of the Company at a price of $7.494 per share and 35,000 shares of Common Stock of the Company at a price of $7.169 per share. The Company received $685,567 in cash proceeds.

ITEM 6.      SELECTED FINANCIAL DATA.
(In thousands, except per share data)

                                                                     2000           1999          1998        1998          1996
                                                                     ----           ----          ----        ----          ----
Year Ended October 31,

BALANCE SHEET DATA:
Real Estate Investments                                          $170,555       $173,877     $ 155,402    $129,341      $124,972
                                                                 ========       ========     =========    ========      ========

Total Assets                                                     $181,100       $183,774     $ 165,039    $137,430      $132,160
                                                                 ========       ========     =========    ========      ========

 Mortgage Notes Payable and Preferred Stock                       $85,365        $84,725      $ 66,362     $43,687       $39,798
                                                                  =======        =======      ========     =======       =======

OPERATING DATA:
Total Revenues                                                    $31,254        $29,814      $ 25,595     $24,827       $24,432
                                                                  =======        =======      ========     =======       =======

Net Income Applicable to Common and Class A
Common Stockholders                                                $5,442        $ 6,043       $ 5,615     $ 8,589       $10,271
                                                                   ======        =======       =======     =======       =======

Funds from Operations (Note 1)                                    $11,914        $11,878      $ 11,782    $ 10,189       $ 9,525
                                                                  =======        =======      ========    ========       =======

OTHER DATA :
Net Cash Provided by Operating Activities                         $13,892        $14,423      $ 13,901    $ 14,755       $ 9,801
                                                                  =======        =======      ========    ========       =======

Net Cash  (Used in) Provided by Investing Activities             $(3,262)      $(10,556)     $(31,130)    $(7,460)       $11,722
                                                                 ========      =========     =========    ========       =======

Net Cash (Used in) Provided by Financing Activities             $(11,436)      $ (5,009)      $ 19,207    $(7,192)     $(26,801)
                                                                =========      =========      ========    ========     =========

PER SHARE DATA (NOTE 2):
Net Income - Diluted:
    Common Stock                                                     $.49           $.54          $.52        $.79          $.90
    Class A Common Stock                                             $.55           $.61          $.57        $.86          $.99

Cash Dividends on:
    Common Stock                                                     $.70           $.68         $1.13       $1.26         $1.22
    Class A Common Stock                                             $.78           $.76         $0.19         ---           ---
                                                                     ----           ----         -----         ---           ---

TOTAL CASH DIVIDENDS                                                $1.48          $1.44         $1.32       $1.26         $1.22
                                                                    =====          =====         =====       =====         =====

NOTE 1: The Company has adopted the definition of Funds from Operations (FFO) suggested by the National Association of Real Estate Investment Trusts (NAREIT) and defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of properties, plus depreciation, amortization and after adjustments for unconsolidated joint ventures. FFO does not represent net cash from operating activities in accordance with generally accepted accounting principles (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income) and should not be considered an alternative to net income as an indicator of the Company's operating performance, or for cash flows as a measure of liquidity or ability to make distributions. The Company considers FFO an appropriate supplemental measure of operating performance because it primarily excludes the assumption that the value of real estate assets diminishes predictably over time, and because industry analysts recognize it as a performance measure. Comparison of the Company's presentation of FFO, using the NAREIT definition, to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs. Effective January 1, 2000, NAREIT clarified the definition of FFO to include non-recurring items. Accordingly, amounts prior to 2000 have been restated to conform to the new definition. For a further discussion of FFO, see Management's Discussion and Analysis on page 13.

NOTE 2: Per share data for all periods prior to 1999 have been restated to reflect the effect of the one-for-one stock dividend in the form of a new issue of Class A Common Stock distributed in August 1998, however, the cash dividends are presented based on actual amounts paid.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

LIQUIDITY AND CAPITAL RESOURCES

The Company's liquidity and capital resources include its cash and cash equivalents, proceeds from bank borrowings and long-term mortgage debt, capital financings and sales of real estate investments. The Company expects to meet its short-term liquidity requirements primarily by generating net cash from the operations of its properties. Payments of expenses related to real estate operations, debt service, management and professional fees, and dividend requirements place demands on the Company's short-term liquidity. The Company believes that its net cash provided by operations is sufficient to fund its short-term liquidity needs in the near term. The Company expects to meet its long-term liquidity requirements such as property acquisitions, debt maturities and capital improvements through long-term secured indebtedness, proceeds from the sale of real estate investments and/or the issuance of additional equity securities.

At October 31, 2000, the Company had cash and cash equivalents of $1.9 million compared to $2.8 million in 1999. The Company also has a $20 million secured revolving credit facility with a bank which expires in 2005 and a $15 million unsecured line of credit which expires in fiscal 2002. The unsecured line of credit was increased from $10 million to $15 million in December 2000. The credit lines are available to finance the acquisition, management or development of commercial real estate, refinance indebtedness and for working capital purposes. Extensions of credit under the unsecured credit line are at the bank's discretion and subject to the bank's satisfaction of certain conditions. There were no borrowings outstanding under the unsecured credit line at October 31, 2000. At October 31, 2000, long-term debt consisted of mortgage notes payable totaling $40 million and outstanding borrowings of $11.9 million under the secured revolving credit facility.

In February 2000, the Company obtained a mortgage note payable in the amount of $6.5 million secured by one of its core retail properties having a net book value of $9 million. Proceeds from the financing were used to repay a $4.1 million mortgage note payable and outstanding short-term bank loans.

In fiscal 1998, the Company's Board of Directors declared a special stock dividend on the Company's Common Shares consisting of one share of a newly created class of Class A Common Shares. The establishment and issuance of the Class A Common Shares was intended to provide the Company with the flexibility to raise equity capital to finance the acquisition of properties, employee compensation purposes and further the growth of the Company, in each case without diluting the voting power of the Company's existing stockholders. In fiscal 2000, the Company sold 256,400 shares of Class A Common Shares and 64,400 Common Shares in two private placement transactions for aggregate cash proceeds of $2.4 million.

The Company expects to make real estate investments periodically. In fiscal 2000, the Company purchased an office building in Greenwich, Connecticut for $1,650,000. The Company also invests in its existing properties and, during fiscal 2000, spent approximately $6.6 million on its properties for capital improvements and leasing costs. The Company expects to incur approximately $6 million in fiscal 2001 for tenant improvement obligations. The Company may use bank borrowings or available cash to fund the capital costs.

In a prior year, the Company's Board of Directors expanded and refined the strategic objectives of the Company to refocus its real estate portfolio into one of self-managed retail properties located in the Northeast and authorized a plan to sell the non-core properties of the Company in the normal course of business over a period of several years. The non-core properties comprise all of the Company's distribution and service facilities, and certain of its office and retail properties and undeveloped land located outside of the Northeast region of the United States. In fiscal 2000, the Company sold two non-core properties for proceeds of approximately $4,000,000 realizing net gains on the sales of $1,067,000. It is the Company's intent to sell additional non-core properties in fiscal 2001 and expects such property sales to result in net gains to the Company. At October 31, 2000, the non-core properties, (including the Company's investment in unconsolidated joint venture) totaled seven properties having an aggregate net book value of $21,325,000.

The Company's Board of Directors has authorized the purchase of up to one million shares of the Company's Common Stock and Class A Common Stock over the next two to three years. The Company may discontinue purchases of its shares for any reason including, prevailing market prices, availability of cash resources and alternative investment opportunities. In fiscal 2000, the Company repurchased 108,600 Common Shares and 154,600 Class A Common Shares at an aggregate cost of $1,929,000. The Company utilized available cash resources to fund the repurchases. To date, the Company has repurchased 223,600 Common Shares and 211,300 Class A Common Shares under this program. The Company expects to fund the cost of future share purchases, if any, from available cash.


FUNDS FROM OPERATIONS

The Company considers Funds from Operations (FFO) to be an appropriate supplemental financial measure of an equity REIT's operating performance since such measure does not recognize depreciation and amortization of real estate assets as reductions of income from operations.

The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (computed in accordance with generally accepted accounting principles (GAAP)), excluding gains or losses from sales of property, plus depreciation and amortization and after adjustments for unconsolidated joint ventures. The Company considers recoveries of investments in properties subject to finance leases to be analogous to amortization for purposes of calculating FFO. FFO does not represent cash flows from operations as defined by GAAP and should not be considered a substitute for net income as an indicator of the Company's operating performance, or for cash flows as a measure of liquidity or its dividend paying capacity. Furthermore, FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO. Effective January 1, 2000, NAREIT clarified the definition of FFO to include non-recurring items except for those that are treated as extraordinary under GAAP. The table below provides a reconciliation of net income in accordance with GAAP to FFO as calculated under the current NAREIT guidelines for the years ended October 31, 2000, 1999 and 1998 (amounts in thousands). Certain 1998 amounts have been restated to conform to the current guidelines:

                                                                         2000              1999               1998
                                                                         ----              ----               ----
Net Income Applicable to Common and Class A Common
Stockholders                                                            $5,442            $6,043             $5,615

Plus: Real property depreciation, amortization of
         tenant improvement and lease acquisition
         costs and recoveries of investments in
         properties subject to finance leases                            7,005             6,545              5,475

         Adjustments for unconsolidated joint venture                      534               654                692

Less: Gains on sales of real estate investments                        (1,067)           (1,364)                 --
                                                                       -------           -------            --------

Funds from Operations                                                  $11,914           $11,878            $11,782
                                                                       =======           =======            =======

RESULTS OF OPERATIONS

FISCAL 2000 VS. FISCAL 1999

REVENUES

Revenues from operating leases increased $1,576,000 or 5.5% to $30,242,000 in Fiscal 2000 compared to $28,666,000 in Fiscal 1999. The increase in operating lease revenues reflects $1,867,000 of additional rental income from properties acquired by the Company in Fiscal 1999. Operating lease revenue for properties owned during Fiscal 2000 and 1999 reflect the loss of $700,000 in rental income from several tenants at two rental properties who filed for bankruptcy protection and vacated the premises. The Company subsequently signed leases with new tenants to re-lease the vacant spaces.

The Company's core properties, consisting of 1.7 million square feet of GLA, were 97% leased at October 31, 2000, an increase of 1% from the end of the last fiscal year. During Fiscal 2000, the Company leased or renewed 353,000 square feet of GLA compared to 293,000 square feet of GLA in the comparable period a year ago.

EXPENSES

Total expenses amounted to $23,281,000 in Fiscal 2000 compared to $21,596,000 last year. The largest expense category is property expenses of the real estate operating properties. The increases in property expenses in Fiscal 2000 result principally from the additional property expenses for properties acquired during Fiscal 1999, which increased property expenses by $669,000.

Property expenses for all other properties increased by 3.3% from higher repair and maintenance expenses and real estate taxes at certain of the Company's core properties.

Interest expense increased as a result of a full year's interest expense on incremental borrowings of $18.3 million in fiscal 1999.

Depreciation and amortization expense increased principally from the write off of unamortized tenant improvement costs and other allowances for tenants that vacated during the year.


FISCAL 1999 VS. FISCAL 1998

REVENUES

Operating lease revenue increased 20.6% from the comparable period in Fiscal 1998. The increase in operating lease revenues results principally from additional rent income earned from the addition of properties acquired during fiscal 1999 and 1998. Such new properties increased operating rent by $5.9 million in Fiscal 1999. Lease revenues for properties owned in both fiscal 1999 and 1998 were generally unchanged in Fiscal 1999 when compared to the same period a year ago.

Overall, the Company's properties were 96% leased at October 31, 1999. During Fiscal 1999 the Company leased or renewed 293,000 square feet of space or 13% of the Company's total retail and office portfolio. The Company's industrial properties are leased to single tenants under long term leases.

Interest income decreased in Fiscal 1999. In Fiscal 1998, the Company sold a $35 million preferred stock issue and proceeds of the offering were invested in short-term cash investments until such time as they were used to make real estate investments and repay outstanding mortgage indebtedness later in the year. Also, the Company earned additional interest income of $278,000 from the repayment of a mortgage note receivable last year.

EXPENSES

Total expenses amounted to $21,596,000 in Fiscal 1999 compared to $17,252,000 last year. The largest expense category is property expenses of the real estate operating properties. The increase in property expenses reflects the effect of the addition of properties acquired in Fiscal 1999 and 1998. Property expenses of new properties increased operating expenses by $1.8 million. Property expenses for properties owned during both Fiscal 1999 and 1998 increased by 5% compared to Fiscal 1998.

Interest expense increased from borrowings on the Company's unsecured and secured revolving credit facilities utilized to complete the acquisition of certain properties in fiscal 1999 and 1998 and the addition of $25.4 million in first mortgage loans in Fiscal 1999.

Depreciation expense increased principally from the acquisition of the properties referred to above.

General and administrative expenses increased in Fiscal 1999 from higher legal and other professional costs and compensation expense related to restricted stock issued to key employees of the Company.


ITEM 7A.     QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to interest rate risk primarily through its borrowing activities. There is inherent rollover risk for borrowings as they mature and are renewed at current market rates. The extent of this risk is not quantifiable or predictable because of the variability of future interest rates and the Company's future financing requirements.

As of October 31, 2000 and 1999, the Company had approximately $11.9 million and $12.9 million respectively of variable rate debt outstanding under its secured line of credit agreement. During fiscal 2000 and 1999, variable rate indebtedness had a weighted average interest rate of 7.8% and 6.8%, respectively. Had the weighted average interest rate been 100 basis points higher, the Company's net income would have been lower by $119,000 and $129,000 in fiscal 2000 and 1999, respectively. The interest rate risk of such debt can be mitigated by electing a fixed rate interest option at any time prior to the last year of the agreement.

The Company has not, and does not plan to, enter into any derivative financial instruments for trading or speculative purposes. As of October 31, 2000 the Company has no other material exposure to market risk.

ITEM 8.      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The consolidated financial statements required by this Item, together with the report of the Company's independent public accountants thereon and the supplementary financial information required by this Item are included under
Item 14 of this Annual Report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

      No information is required to be reported under this Item.

                                    PART III

ITEM 10.      DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

      The Company has filed with the Securities and Exchange Commission its definitive Proxy Statement for its Annual Meeting of Stockholders to be held on March 14, 2001. The additional information required by this Item is included under the caption "ELECTION OF DIRECTORS" of such Proxy Statement and is incorporated herein by reference.

         Executive Officers of the Registrant.
         ------------------------------------

The following sets forth certain information regarding the executive officers of the Company:

Name                  Age     Offices Held
----                  ---     ------------
Charles J. Urstadt    72      Chairman and Chief Executive Officer (since
                              September 1989)

Willing L. Biddle     39      President and Chief Operating Officer (since
                              December, 1996); Executive Vice President and
                              Chief Operating Officer (March, 1996 to December
                              1996); Senior Vice President - Management (June,
                              1995 to March 1996); Vice President - Retail
                              (April 1993 to June, 1995); Vice President - Asset
                              Management (April 1993 to June 1994); Vice
                              President, Levites Realty Management Corp. (1989
                              to 1993)

James R. Moore        52      Executive Vice President and Chief Financial
                              Officer (since March, 1996); Senior Vice President and Chief Financial Officer (September 1989 to
                              March 1996); Secretary (since April 1987) and
                              Treasurer (since December 1987); Vice
                              President-Finance and Administration (April 1987 to September 1989); prior to 1987, Senior Manager,
                              Ernst & Young

Raymond P. Argila     52      Senior Vice President and Chief Legal Officer
                              (since June 1990); formerly Senior Counsel,
                              Cushman & Wakefield, Inc. (September 1987 to May
                              1990); Vice President and Chief Legal Officer,
                              Pearce, Urstadt, Mayer & Greer Realty Corp. from
                              (January 1984 to March 1987).

Officers of the Company are elected annually by the Directors.

Mr. Urstadt has been the Chairman of the Board of Directors since 1986, and a Director since 1975. Mr. Urstadt also serves as the Chairman of Urstadt Property Company, Inc. (formerly Pearce, Urstadt, Mayer & Greer Inc.) and has served in such capacity for more than five years.

ITEM 11. EXECUTIVE COMPENSATION.

The Company has filed with the Securities and Exchange Commission its definitive Proxy Statement for its Annual Meeting of Stockholders to be held on March 14, 2001. The information required by this Item is included under the caption "ELECTION OF DIRECTORS - Compensation and Transactions with Management and Others" of such Proxy Statement and is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The Company has filed with the Securities and Exchange Commission its definitive Proxy Statement for its Annual Meeting of Stockholders to be held on March 14, 2001. The information required by this Item is included under the caption "ELECTION OF DIRECTORS - Security Ownership of Certain Beneficial Owners and Management" of such Proxy Statement and is incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

The Company has filed with the Securities and Exchange Commission its definitive Proxy Statement for its Annual Meeting of Stockholders to be held on March 14, 2001. The information required by this Item is included under the caption "ELECTION OF DIRECTORS - Compensation and Transactions with Management and Others" of such Proxy Statement and is incorporated herein by reference.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES AND REPORTS ON FORM 8-K.

A.                Financial Statements and Financial Statement Schedules

                  1. Financial Statements --

                  The consolidated financial statements listed in the accompanying index to financial statements on Page 23 are filed as part of this Annual Report.

                  2.  Financial Statement Schedules --

                  The financial statement schedules required by this Item are filed with this report and are listed in the accompanying index to financial statements on Page 23. All other financial statement schedules are inapplicable.

B.                Reports on Form 8-K

                  There were no reports on Form 8-K filed by the Registrant during the fourth quarter of the fiscal year ended October 31, 2000.

C.                Exhibits.

                  Listed below are all Exhibits filed as part of this report. Certain Exhibits are incorporated by reference from documents previously filed by the Company with the Securities and Exchange Commission pursuant to Rule 12b-32 under the Securities Exchange Act of 1934, as amended.
Exhibit
(3)               Articles of Incorporation and By-laws.

         3.1 (a) Amended Articles of Incorporation of the Company, (incorporated by reference to Exhibit C of Amendment No.1 to Registrant's Statement on Form S-4 (No. 333-19113).

                  (b) Articles Supplementary of the Company (incorporated by reference to Annex A of Exhibit 4.1 of the Registrant's Current Report on Form 8-K dated August 3, 1998).

                  (c) Articles Supplementary of the Company (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K dated January 8, 1998).

                  (d) Articles Supplementary of the Company (incorporated by reference to Exhibit A of Exhibit 4.1 of the Registrant's Current Report on Form 8-K dated March 12, 1998).

         3.2 By-laws of the Company, (incorporated by reference to Exhibit D of Amendment No. 1 to Registrant's Registration Statement on Form S-4 (No. 333-19113).

(4)               Instruments Defining the Rights of
                  Security Holders, Including Indentures.

         4.1      Common Stock:  See Exhibits 3.1 (a)-(d) hereto.

         4.2 Series B Preferred Shares: See Exhibits 3.1 (a)-(d), 10.12 and 10.13 hereto.

         4.3      Series A Preferred Share Purchase Rights:  See Exhibits 3.1
                  (a)-(d) and 10.3 hereto.

(10)     Material Contracts.

         10.1 Form of Indemnification Agreement entered into between the Registrant and each of its Directors and for future use with Directors and officers of the Company (incorporated herein by reference to Exhibit 10.1 of the Registrant's Annual Report on Form 10-K for the year ended October 31, 1989). (1)

         10.2 Amended and Restated Change of Control Agreement between the Registrant and James R. Moore dated November 15, 1990 (incorporated herein by reference to Exhibit 10.3 of the Registrant's Annual Report on Form 10-K for the year ended October 31, 1990).1

         10.3 Amended and Restated Rights Agreement between the Company and The Bank of New York, as Rights Agent, dated as of July 31, 1998 (incorporated herein by reference to Exhibit 10-1 of the Registrant's Current Report on Form 8-K dated November 5,
                  1998).

         10.4 Change of Control Agreement dated as of June 12, 1990 between the Registrant and Raymond P. Argila (incorporated herein by reference to Exhibit 10.7 of the Registrant's Annual Report on Form 10-K for the year ended October 31, 1990).(1)

         10.4.1 Agreement dated December 19, 1991 between the Registrant and Raymond P. Argila amending the Change of Control Agreement dated as of June 12, 1990 between the Registrant and Raymond
                  P. Argila (incorporated herein by reference to Exhibit 10.6.1 of the Registrant's Annual Report on Form 10-K for the year ended October 31, 1991). (1)

         10.5 Change of Control Agreement dated as of December 20, 1990 between the Registrant and Charles J. Urstadt (incorporated herein by reference to Exhibit 10.8 of the Registrant's Annual Report on Form 10-K for the year ended October 31,
                  1990). (1)

         10.6 Amended and Restated HRE Properties Stock Option Plan (incorporated herein by reference to Exhibit 10.8 of the Registrant's Annual Report on Form 10-K for the year ended October 31, 1991). (1)

         10.6.1 Amendments to HRE Properties Stock Option Plan dated June 9, 1993 (incorporated by reference to Exhibit 10.6.1 of the Registrant's Annual Report on Form 10-K for the year ended October 31, 1995). (1)

---------------
(1) Management contract, compensatory plan or arrangement required to be filed as an exhibit to this Annual Report on Form 10-K pursuant to Item 14(c).

         10.6.2 Form of Supplemental Agreement with Stock Option Plan Participants (non-statutory options). (incorporated by reference to Exhibit 10.6.2 of the Registrant's Annual Report on Form 10-K for the year ended October 31,
                    1998). (1)

         10.6.3 Form of Supplemental Agreement with Stock Option Plan Participants (statutory options). (incorporated by reference to Exhibit 10.6.2 of the Registrant's Annual Report on Form 10-K for the year ended October 31, 1998). (1)

         10.7 Amended and Restated Dividend Reinvestment and Share Purchase Plan (incorporated herein by reference to the Registrant's Registration Statement on Form S-3 (No. 333-64381).

         10.8 Amended and Restated Change of Control Agreement dated as of November 6, 1996 between the Registrant and Willing L. Biddle (incorporated by reference to Exhibit 10.7 of the Registrant's Annual Report on Form 10-K for the year ended October 31, 1996). (1)

         10.9 Countryside Square Limited Partnership Agreement of Limited Partnership dated as of November 22, 1996 between HRE Properties, as General Partner and the persons whose names are set forth on Exhibit A of the Agreement, as Limited Partners (incorporated by reference to Exhibit I of the Registrant's Current Report on Form 8-K dated November 22,
                    1996).

         10.10 Restricted Stock Plan (incorporated by reference to Exhibit B of Amendment No. 1 to Registrant's Registration Statement on Form S-4 (No. 333-19113)). (1)

         10.10.1 Form of Supplemental Agreement with Restricted Stockholders (incorporated by reference to Exhibit 10.6.2 of the Registrant's Annual Report on Form 10-K for the year ended October 31, 1998). (1)

         10.11 Excess Benefit and Deferred Compensation Plan (incorporated by reference to Exhibit 10.10 of the Registrant's Annual Report on Form 10-K for the year ended October 31,
                    1998). (1)


         10.12 Purchase and Sale Agreement, dated September 9, 1998 by and between Goodwives Center Limited Partnership, as seller, and UB Darien, Inc., a wholly owned subsidiary of the Registrant, as purchaser (incorporated by reference to Exhibit 10 of the Registrant's Current Report on Form 8-K dated September 23, 1998).

         10.13 Subscription Agreement, dated January 8, 1998, by and among the Company and the Initial Purchasers (incorporated by reference to Exhibit 4.2 of the Registrant's Current Report on Form 8-K dated January 8, 1998).

---------------
(1) Management contract, compensatory plan or arrangement required to be filed as an exhibit to this Annual Report on Form 10-K pursuant to Item 14(c).

         10.14 Registration Rights Agreement, dated January 8, 1998, by and among the Company and the Initial Purchasers (incorporated by reference to Exhibit 4.3 of the Registrant's Current Report on Form 8-K dated January 8, 1998).

         10.15 Waiver and Amendment of Registration Rights Agreement dated as of April 16, 1999, by and among the Company and the Initial Purchasers (incorporated by reference to Exhibit 10.15 of the Registrant's Annual Report on Form 10-K for the year ended October 31, 1999).

         10.16 Amendment to Shareholder Rights Agreement dated as of September 22, 1999 between the Company and the Rights Agent (incorporated by reference to Exhibit 10.18 of the Registrant's Annual Report on Form 10-K for the year ended October 31, 1999).

         10.17 Waiver and Amendment of Registration Rights Agreement dated as of December 6, 1999 by and among the Company and the Initial Purchasers.

         10.18 Amended and Restated Restricted Stock Award Plan effective December 9, 1999 as approved by the Registrant's stockholders on March 15, 2000.

         10.19    Amended and Restated Stock Option Plan adopted June 28,
                  2000.

         10.20 Promissory Note and Stock Pledge Agreement dated January 5, 2001 by Willing L. Biddle in favor of the Registrant. (1)

(21)     Subsidiaries.

         21.1 List of Company's subsidiaries (incorporated by reference to Exhibit 21.1 of the Registrant's Annual Report on Form 10-K for the year ended October 31, 2000)

(23)     Consents of Experts and Counsel.

         23.1 The consent of Arthur Andersen LLP to the incorporation by reference of its reports included herein or incorporated by reference in the Registrant's Registration Statements on Form S-3 (No.33-57119), Form S-3 (No. 333-64381), Form S-4
                  (No. 333-19113), Form S-8 (No.2-93146), Form S-8 (No.
                  333-61765), Form S-8 (No. 333-61767) and Form S-8 (No.
                  33-41408) is filed herewith as part of this report.

(27)     Financial Data Schedule.

27.1     Financial Data Schedule

---------------
(1) Management contract, compensatory plan or arrangement required to be filed as an exhibit to this Annual Report on Form 10-K pursuant to Item 14(c).

                         URSTADT BIDDLE PROPERTIES INC.

Item 14a.               INDEX TO FINANCIAL STATEMENTS AND
                          FINANCIAL STATEMENT SCHEDULES



Page

                         Consolidated Balance Sheets at October 31, 2000 and 1999                           24

                         Consolidated Statements of Income for each of the
                            three years ended October 31, 2000                                              25

                         Consolidated Statements of Cash Flows for each of the
                            three years ended October 31, 2000                                              26

                         Consolidated Statements of Stockholders' Equity
                            for each of the three years ended October 31, 2000                              27

                         Notes to Consolidated Financial Statements                                      28-38

                         Report of Independent Public Accountants                                           39

Schedule.

The following  consolidated  financial  statement  schedules of Urstadt Biddle Properties Inc. are included in Item
14(d):

III                      Real Estate and Accumulated Depreciation - October 31, 2000                        40

IV                       Mortgage Loans on Real Estate - October 31, 2000                                   43

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

URSTADT BIDDLE PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

                                                                                                                OCTOBER 31
                                                                                                       ---------------------------
  ASSETS                                                                                                   2000              1999
                                                                                                           ----              ----
  Real Estate Investments:
      Properties owned-- at cost, net of accumulated depreciation                                      $146,851          $144,522
      Properties available for sale - at cost, net of accumulated
        depreciation and recoveries                                                                      12,158            16,966
      Investment in unconsolidated joint venture                                                          9,167             9,889
      Mortgage notes receivable                                                                           2,379             2,500
                                                                                                       --------          --------
                                                                                                        170,555           173,877

  Cash and cash equivalents                                                                               1,952             2,758
  Interest and rent receivable                                                                            3,853             3,370
  Deferred charges, net of accumulated amortization                                                       2,824             2,418
  Other assets                                                                                            1,916             1,351
                                                                                                       --------          --------
                                                                                                       $181,100          $183,774
                                                                                                       ========          ========
  LIABILITIES AND STOCKHOLDERS' EQUITY

  Liabilities:
      Bank loans                                                                                         $    -           $ 2,000
      Mortgage notes payable                                                                             51,903            51,263
      Accounts payable and accrued expenses                                                               1,222             1,907
      Deferred officers' compensation                                                                       102               155
      Other liabilities                                                                                   2,090             1,810
                                                                                                       --------          --------
                                                                                                         55,317            57,135
                                                                                                       --------          --------

  Minority Interest                                                                                       5,140             5,140
                                                                                                       --------          --------

  Preferred Stock, par value $.01 per share; 20,000,000 shares authorized; 8.99%
      Series B Senior Cumulative Preferred stock, (liquidation preference of
      $100 per share); 350,000 shares issued and outstanding in 2000 and 1999                            33,462            33,462
                                                                                                       --------          --------

  Stockholders' Equity:
      Excess stock, par value $.01 per share; 10,000,000 shares authorized;
      none issued and outstanding                                                                             -                 -
      Common stock, par value $.01 per share; 30,000,000 shares authorized;
      5,557,387 and 5,531,845 issued and outstanding shares in 2000 and 1999, respectively                   55                55
      Class A Common stock, par value $.01 per share; 40,000,000 shares authorized;
      5,356,249 and 5,184,039 issued and outstanding shares in 2000 and 1999 respectively                    54                52
      Additional paid in capital                                                                        122,448           120,964
      Cumulative distributions in excess of net income                                                 (33,397)          (31,127)
      Unamortized restricted stock compensation and notes receivable
        from officers/stockholders                                                                      (1,979)           (1,907)
                                                                                                       --------          --------

                                                                                                         87,181            88,037
                                                                                                       --------          --------
                                                                                                       $181,100          $183,774
                                                                                                       ========          ========


The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

URSTADT BIDDLE PROPERTIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

                                                                                               Year Ended October 31,
                                                                                     -------------------------------------------
                                                                                        2000            1999              1998
                                                                                        ----            ----              ----
REVENUES:
    Operating leases                                                                 $30,242         $28,666           $23,772
    Financing leases                                                                      97             232               353
    Interest and other                                                                   670             532             1,260
    Equity income of unconsolidated joint venture                                        245             384               210
                                                                                     -------         -------           -------
                                                                                      31,254          29,814            25,595
                                                                                     -------         -------           -------

OPERATING EXPENSES:
    Property expenses                                                                 10,413           9,460             7,696
    Interest                                                                           4,245           3,913             2,522
    Depreciation and amortization                                                      6,307           5,896             4,747
    General and administrative expenses                                                2,152           2,150             2,077
    Directors' fees and expenses                                                         164             177               210
                                                                                     -------         -------           -------
                                                                                      23,281          21,596            17,252
                                                                                     -------         -------           -------


OPERATING INCOME BEFORE MINORITY INTERESTS                                             7,973           8,218             8,343

MINORITY INTERESTS IN RESULTS OF CONSOLIDATED JOINT VENTURES                           (451)           (392)             (167)
                                                                                     -------         -------           -------

OPERATING INCOME                                                                       7,522           7,826             8,176

GAINS ON SALES OF REAL ESTATE INVESTMENTS                                              1,067           1,364                 -
                                                                                     -------         -------           -------

NET INCOME                                                                             8,589           9,190             8,176

    Preferred Stock Dividends                                                        (3,147)         (3,147)           (2,561)
                                                                                     -------         -------           -------

NET INCOME APPLICABLE TO COMMON AND CLASS A COMMON STOCKHOLDERS                       $5,442          $6,043            $5,615
                                                                                      ======          ======            ======

BASIC EARNINGS PER SHARE:
Common                                                                                  $.50            $.55              $.52
                                                                                        ====            ====              ====
Class A Common                                                                          $.55            $.62              $.57
                                                                                        ====            ====              ====

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Common                                                                                 5,351           5,236             5,125
                                                                                       =====           =====             =====
Class A Common                                                                         5,059           5,101             5,121
                                                                                       =====           =====             =====

DILUTED EARNINGS PER SHARE:
Common                                                                                  $.49            $.54             $.52
                                                                                        ====            ====             ====
Class A Common                                                                          $.55            $.61              $.57
                                                                                        ====            ====              ====

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Common and Common Equivalent                                                           5,433           5,317             5,283
                                                                                       =====           =====             =====
Class A Common and Class A Common Equivalent                                           5,532           5,545             5,279
                                                                                       =====           =====             =====


The accompanying notes to consolidated financial statements are an integral part of these statements.

URSTADT BIDDLE PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

                                                                                               Year Ended October 31,
                                                                                     -------------------------------------------
                                                                                        2000            1999              1998
                                                                                        ----            ----              ----
         OPERATING ACTIVITIES:
         Net income                                                                     $8,589           $9,190           $8,176
         Adjustments to reconcile net income to net cash provided
             by operating activities:
             Depreciation and amortization                                               6,307            5,896            4,747
             Compensation recognized relating to restricted stock                          630              488              331
             Recovery of investment in properties owned
                subject to financing leases                                              1,214            1,249            1,115
             Equity in income of unconsolidated joint venture                            (245)            (384)            (210)
             Gains on sales of real estate investments                                 (1,067)          (1,364)               --
             (Increase) decrease in interest and rent receivable                         (481)            (925)              204
             (Decrease) increase  in accounts payable and accrued expenses               (684)              780             (380)
             (Increase) in other assets and other liabilities, net                       (371)            (507)              (82)
                                                                                       -------          -------           ------
             NET CASH PROVIDED BY OPERATING ACTIVITIES                                  13,892           14,423           13,901
                                                                                       -------          -------           ------

         INVESTING ACTIVITIES:
             Acquisitions of properties                                                (1,627)          (9,717)         (29,592)
             Improvements to properties and deferred charges                           (6,642)          (3,985)          (2,196)
             Net proceeds from sales of properties                                       3,921            2,765               --
             Investment in unconsolidated joint venture                                  (535)            (635)            (340)
             Distributions received from unconsolidated joint venture                    1,500              600               --
             Payments received on mortgage notes receivable                                121              107              998
             Miscellaneous                                                                  --              309               --
                                                                                       -------          -------           ------

             NET CASH (USED IN) INVESTING ACTIVITIES                                   (3,262)         (10,556)         (31,130)
                                                                                       -------         --------         --------

         FINANCING ACTIVITIES:
             Proceeds from sale of preferred stock                                          --               --           33,462
             Proceeds from mortgage notes  payable and bank loans                        6,500           19,000           33,028
             Payments on mortgage notes payable and bank loans                         (7,861)         (15,039)         (37,815)
             Dividends paid - Common and Class A Common shares                         (7,712)          (7,471)          (6,784)
             Dividends paid - Preferred Stock                                          (3,147)          (3,147)          (2,561)
             Sales of additional Common and Class A Common shares                        2,713            2,232              351
             Purchases of Common and Class A Common  shares                            (1,929)            (584)            (474)
                                                                                       -------         --------           ------

             NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                      (11,436)          (5,009)           19,207
                                                                                       -------         --------           ------

         NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                            (806)          (1,142)            1,978
         CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                  2,758            3,900            1,922
                                                                                       -------         --------           ------

         CASH AND CASH EQUIVALENTS AT END OF YEAR                                       $1,952           $2,758           $3,900
                                                                                        ======           ======           ======


The accompanying notes to consolidated financial statements are an integral part of these statements.

URSTADT BIDDLE PROPERTIES INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands, except shares and per share data)

                                                                                                              Unamortized
                                    Common Stock      Class A Common Stock                                     Restricted
                                    -------------     ---------------------                     (Cumulative         Stock
                                  Outstanding             Outstanding            Additional   Distributions  Compensation
                                    Number of       Par     Number of       Par     Paid In   In Excess of      and Notes
                                       Shares     Value        Shares     Value     Capital     Net Income)    Receivable     Total
                                       ------     -----        ------     -----     -------    -----------     ----------     -----
BALANCES - OCTOBER 31, 1997         5,167,495    $   51          --        --      $117,763    $  (28,530)     $   (994)   $ 88,290
Net Income Applicable to Common
 and Class A Common Stockholders         --        --            --        --          --           5,615          --         5,615

One-for-one stock split
   effected in the form of a
   dividend of a new issue of
   Class A Common Stock                  --        --       5,226,991        52         (52)         --            --          --
Cash dividends paid :
   Common Stock ($1.13 per share)        --        --            --        --          --          (5,848)         --        (5,848)
   Class A Common Stock ($.19
   per share)                            --        --            --        --          --            (936)         --          (936)
Sale of additional shares
   under dividend reinvestment plan    14,983      --           4,359      --           270          --            --           270
Exercise of stock options               5,874      --           5,000      --            81          --            --            81
Shares issued under
   restricted stock plan  - net        47,750         1          --        --           970          --            (971)       --
Amortization of restricted stock
   compensation                          --        --            --        --          --            --             331         331
Purchases of shares                   (14,500)     --         (42,700)     --          (474)         --            --          (474)
                                    ---------    ------     ---------    ------    --------    ----------      --------    --------
BALANCES - OCTOBER 31, 1998         5,221,602        52     5,193,650        52     118,558       (29,699)       (1,634)     87,329
Net Income Applicable to Common
 and Class A Common                      --        --            --        --          --           6,043          --         6,043
Stockholders
Cash dividends paid :
   Common Stock ($.68 per share)         --        --            --        --          --          (3,511)         --        (3,511)
   Class A Common Stock ($.76
   per share)                            --        --            --        --          --          (3,960)         --        (3,960)
Deemed repurchase of Class A
   Common Stock and reissuance of
   Common Stock                       272,727         3      (272,727)       (3)       --            --            --          --
Sale of additional shares              32,000      --         212,000         2       1,943          --            --         1,945
Sale of additional shares under
 dividend reinvestment plan            17,816      --          18,616      --           287          --            --           287
Shares issued under restricted
   stock plan                          46,500         1        46,500         1         759          --            (761)       --
Amortization of restricted stock
   compensation                          --        --            --        --          --            --             488         488
Purchases of shares                   (58,800)       (1)      (14,000)     --          (583)         --            --          (584)
                                    ---------    ------     ---------    ------    --------    ----------      --------    --------
BALANCES - OCTOBER 31, 1999         5,531,845        55     5,184,039        52     120,964       (31,127)       (1,907)     88,037
Net Income Applicable to Common
 and Class A Common Stockholders         --        --            --        --          --           5,442          --         5,442
Cash dividends paid :
   Common Stock ($.70 per share)         --        --            --        --          --          (3,748)         --        (3,748)
   Class A Common Stock ($.78
   per share)                            --        --            --        --          --          (3,964)         --        (3,964)
Sale of additional shares              64,400      --         256,400         3       2,406          --            --         2,409
Sale of additional shares under
 dividend reinvestment plan            21,367      --          22,035      --           304          --            --           304
Shares issued under restricted
   stock plan                          48,375         1        48,375         1         700          --            (702)       --
Amortization of restricted stock
   compensation                          --        --            --        --          --            --             630         630
Purchases of shares                  (108,600)       (1)     (154,600)       (2)     (1,926)         --            --        (1,929)
                                    ---------    ------     ---------    ------    --------    ----------      --------    --------
BALANCES - OCTOBER 31, 2000         5,557,387    $   55     5,356,249    $   54    $122,448    $  (33,397)     $ (1,979)   $ 87,181
                                    =========    ======     =========    ======    ========    ==========      ========    ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS
Urstadt Biddle Properties Inc., (Company), a real estate investment trust, is engaged in the acquisition, ownership and management of commercial real estate, primarily neighborhood and community shopping centers in the northeastern part of the United States. Other assets include office and retail buildings and industrial properties. The Company's major tenants include supermarket chains, other retailers who sell basic necessities and multi-national industrial corporations. At October 31, 2000, the Company owned or had interests in 25 properties. The Company was organized in 1969 as a Massachusetts business trust (Trust) and, in 1997, pursuant to a plan of reorganization, reorganized from a Massachusetts business trust to a Maryland corporation. The plan of reorganization was effected by means of a merger of the Trust into the Company. As a result of the merger, the separate existence of the Trust ceased and each issued and outstanding common share of beneficial interest of the Trust was converted into one share of Common Stock, par value $.01 per share, of the Company.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and joint ventures in which the Company has the ability to control the affairs of the venture. The unconsolidated joint venture is accounted for by the equity method of accounting. Under the equity method, only the Company's net investment and proportionate share of income or loss of the unconsolidated joint venture is reflected in the financial statements. All significant intercompany transactions and balances have been eliminated in consolidation.

ACCOUNTING FOR LEASES
The Company accounts for its leases of real property in accordance with the provisions of Financial Accounting Standards Statement No. 13, "Accounting for Leases," as amended. This Statement sets forth specific criteria for determining whether a lease should be accounted for as an operating lease or a direct financing lease. In general, the financing lease method applies where property is under long-term lease to a creditworthy tenant and the present value of the minimum required lease payments at the inception of a lease is at least 90% of the market value of the property leased. Other leases are accounted for as operating leases.

FEDERAL INCOME TAXES
The Company believes it qualifies and intends to continue to qualify as a real estate investment trust (REIT) under Sections 856-860 of the Internal Revenue Code (IRC). Under those sections, a REIT, among other things, that distributes at least 95% (90% for tax years after 2001) of its real estate trust taxable income will not be taxed on that portion of its taxable income which is distributed. The Company intends to distribute all of its taxable income for the fiscal years through 2000 in accordance with the provisions of Section 858 of the IRC. Accordingly, no provision has been made for Federal income taxes in the accompanying consolidated financial statements.

Taxable income of the Company prior to the dividends paid deduction for the years ended October 31, 2000, 1999 and 1998 was approximately $11,936,000, $8,600,000 and $9,800,000 respectively. The difference between net income for financial reporting purposes and taxable income results from, among other things, differences in adjusted bases for capital gains and losses and different methods of accounting for leases, depreciable lives related to the properties owned and investments in joint ventures.

DEPRECIATION AND AMORTIZATION
The Company uses the straight-line method for depreciation and amortization. Properties owned and properties available for sale are depreciated over the estimated useful lives of the properties, which range from 30 to 40 years. Tenant improvements and deferred leasing costs are amortized over the life of the related leases. All other deferred charges are amortized over the terms of the agreements to which they relate.

PROPERTIES AVAILABLE FOR SALE
A property is classified as available for sale upon determination by the Board of Directors that the property is to be marketed for sale in the normal course of business over the next several years.

REAL ESTATE INVESTMENT IMPAIRMENT
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. It is the Company's policy to reclassify properties available for sale as assets to be disposed of upon determination that such properties will be sold within one year.

CAPITALIZATION
The Company capitalizes all external direct costs relating to the acquisition of real estate investments and costs relating to improvements to properties. The Company also capitalizes all external direct costs relating to its successful leasing activities.

INCOME RECOGNITION
Revenues from operating and finance leases include revenues from properties owned and properties available for sale. Rental income is generally recognized based on the terms of leases entered into with tenants. Rental income from leases with scheduled rent increases is recognized on a straight-line basis over the lease term. Additional rents which are provided for in leases, are recognized as income when earned and their amounts can be reasonably estimated. Interest income is recognized as it is earned. Gains and losses on sales of properties are recorded when the criteria for recognizing such gains or losses under generally accepted accounting principles have been met.

STATEMENTS OF CASH FLOWS
The Company considers short-term investments with original maturities of 90 days or less to be cash equivalents.

USE OF ESTIMATES
The preparation of financial statements requires management to make use of estimates and assumptions that affect amounts reported in the financial statements as well as certain disclosures. Actual results could differ from those estimates.

EARNINGS PER SHARE
Basic earnings per share ("EPS") excludes the impact of dilutive shares and is computed by dividing net income applicable to Common and Class A Common stockholders by the weighted number of Common shares and Class A Common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue Common shares or Class A Common shares were exercised or converted into Common shares or Class A Common shares and then shared in the earnings of the Company. Since the cash dividends declared on the Company's Class A Common stock are higher than the dividends declared on the Common Stock, basic and diluted EPS have been calculated using the "two-class" method. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock according to the weighted average of the dividends declared, outstanding shares per class and participation rights in undistributed earnings.


The following table sets forth the reconciliation between basic and diluted EPS (in thousands):

                                                                                       2000         1999         1998
                                                                                       ----         ----         ----
NUMERATOR
Net income  applicable to Common Stockholders - basic                                $2,650       $2,893       $2,674
Effect of dilutive securities:
  Operating partnership units                                                            28            -           80
                                                                                     ------       ------       ------
Net income applicable to Common Stockholders - diluted                               $2,678       $2,893       $2,754
                                                                                     ======       ======       ======

DENOMINATOR
Denominator for basic EPS-weighted average Common shares                              5,351        5,236        5,125
Effect of dilutive securities:
  Stock options and awards                                                               82           81          103
  Operating partnership units                                                           ---          ---           55
                                                                                     ------       ------       ------
Denominator for diluted EPS - weighted average Common
  equivalent shares                                                                   5,433        5,317        5,283
                                                                                      =====        =====        =====


                                       29

NUMERATOR
Net income applicable to Class A Common Stockholders-basic                           $2,792       $3,150       $2,941
Effect of dilutive securities
  Operating partnership units                                                           246          218           87
                                                                                     ------       ------       ------
Net income applicable to Class A Common Stockholders - diluted                       $3,038       $3,368       $3,028
                                                                                     ======       ======       ======

DENOMINATOR
Denominator for basic EPS - weighted average Class A Common shares                    5,059        5,101        5,121
Effect of dilutive securities:
  Stock options and awards                                                               90          104          103
  Operating partnership units                                                           383          340           55
                                                                                     ------       ------       ------
Denominator for diluted EPS - weighted average Class A
  Common equivalent shares                                                            5,532        5,545        5,279
                                                                                      =====        =====        =====

The weighted average Common equivalent shares and Class A Common equivalent shares for the year ended October 31, 2000 and 1999 each exclude 54,553 shares. These shares were not included in the calculation of diluted EPS because the effect would be anti-dilutive.

NEW ACCOUNTING STANDARD
In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which generally requires that all derivative instruments be reflected in the financial statements at their estimated fair value. The Company does not generally enter into derivative contracts for either investment or hedging purposes. The Company expects to adopt the provisions of this Statement No. 133 in the first quarter of its fiscal 2001, and is reviewing its long term contracts to determine if any terms may be deemed to be embedded derivatives requiring such valuation.

(2) REAL ESTATE INVESTMENTS

The Company's investments in real estate were composed of the following at October 31, 2000 and 1999 (in thousands):


                                      Properties      Investment in    Mortgage
                         Properties   Available for   Unconsolidated   Notes               2000        1999
                         Owned        Sale            Joint Venture    Receivable        TOTALS      Totals
------------------------ ------------ --------------- ---------------- ------------ ------------ -----------
Retail                      $130,039          $2,090           $9,167       $2,379     $143,675    $145,653
Office/Mixed Use              16,508           6,725                -            -       23,233      22,788
Industrial                         -           2,543                -            -        2,543       4,332
Undeveloped Land                 304             800                -            -        1,104       1,104
                            --------         -------           ------       ------     --------    --------

                            $146,851         $12,158           $9,167       $2,379     $170,555    $173,877
                            ========         =======           ======       ======     ========    ========

The Company's investments at October 31, 2000, consisted of equity interests in 25 properties, which are located in various regions throughout the United States and mortgage notes. The following is a summary of the geographic locations of the Company's investments at October 31, 2000 and 1999 (in thousands):

                             2000               1999
-----------------------------------------------------
Northeast                $148,461           $145,886
Southeast                   9,368             12,777
Midwest                     8,782              9,743
Southwest                   3,944              5,471
                         --------           --------
                         $170,555           $173,877
                         ========           ========

(3) PROPERTIES OWNED

The components of properties owned were as follows (in thousands):

                                           2000              1999
------------------------------------------------------------------
Land                                    $29,592           $29,104
Buildings and improvements              144,644           138,152
                                        -------           -------
                                        174,236           167,256
Accumulated depreciation               (27,385)          (22,734)
                                       --------          --------
                                       $146,851          $144,522
                                       ========          ========

Space at properties owned by the Company is generally leased to various individual tenants under short and intermediate term leases which are accounted for as operating leases.

Minimum rental payments on noncancellable operating leases become due as follows: 2001 - $19,648,000; 2002 - $18,422,000; 2003 - $17,054,000; 2004 -
$15,404,000; 2005 - $13,884,000 and thereafter - $67,083,000.

In addition to minimum rental payments, certain tenants are required to pay additional rental amounts based on increases in property operating expenses and/or their share of the costs of maintaining common areas. Certain of the Company's leases provide for the payment of additional rent based on a percentage of the tenant's revenues. Such additional percentage rents are included in rental income and aggregated approximately $148,000, $165,000, and $422,000, in 2000, 1999, and 1998 respectively.

The Company is the general partner in a consolidated limited partnership formed in 1997 to acquire and manage the Eastchester Mall, in Eastchester, New York. The limited partner is entitled to preferential distributions of cash flow from the property and, after a period of three years from the formation of the partnership, may put its interest to the Company for a fixed number of shares of Common Stock and Class A Common stock of the Company, or at its option, the Company may redeem the interest for cash. The Company has the option to purchase the limited partner's interest after a certain period. The partnership agreement, among other things, restricts the sale or refinancing of the property without the limited partner's consent.

The Company is also the general partner in a consolidated limited partnership formed in 1998 to acquire and manage the Arcadian Shopping Center in Briarcliff, New York. The limited partners contributed the property subject to a $6.3 million first mortgage in exchange for operating partnership units (OPU's). The OPU's are exchangeable into an equivalent number of shares of Class A Common Stock or cash, at the option of the general partner. The limited partners are entitled to preferential distributions of cash flow from the property. The Limited Partners, after a period of three years from the formation of the partnership may put the remainder of their partnership interests of the Company, for, at the option of the general partner, either cash or units of Class A Common Stock of the Company at a unit price as defined in the partnership agreement. The Company has the option to purchase the limited partners interest after a certain period. The partnership agreement, among other things, places certain restrictions on the sale or refinancing of the property without the limited partners' consent for a specified period; thereafter the partnership agreement imposes no such restrictions.

The limited partners interests in both partnerships are reflected in the accompanying consolidated financial statements as minority interest. The acquisition of the interest in the Arcadian Shopping Center and the assumption of the first mortgage by the partnership represent noncash investing and financing activities and therefore are not included in the accompanying 1999 Consolidated Statement of Cash Flows.

In fiscal 2000, the Company purchased an office property in Greenwich, Connecticut for $1.65 million.

In fiscal 1999, the Company acquired interests in three properties for total consideration of $23 million, including the Towne Centre Shopping Center in which the Company assumed a first mortgage of $4.1 million. The assumption of the first mortgage represents a noncash financing activity and is therefore not included in the accompanying 1999 Consolidated Statement of Cash Flows.


 (4) PROPERTIES AVAILABLE FOR SALE

The Board of Directors authorized a plan to sell all of the non-core properties of the Company over a period of several years. The non-core properties, which have been classified as Properties Available for Sale, consist of all of the Company's distribution and service properties and certain of its office and retail properties located outside of the Northeast region of the United States.

At October 31, 2000 and 1999, properties available for sale consisted of the following (in thousands):

                                                       2000                   1999
-----------------------------------------------------------------------------------
Properties available for sale subject to:
Operating leases                                     $9,615                $13,210
Direct financing leases                               2,543                 3,756
                                                      -----                 -----
                                                    $12,158               $16,966
                                                    =======               =======


OPERATING LEASES
The components of properties available for sale subject to operating leases were as follows (in thousands):


                                             2000                  1999
------------------------------------------------------------------------
Land                                       $2,292                $2,545
Buildings and improvements                 15,706                18,666
                                           ------                ------
                                           17,998                21,211
Accumulated depreciation                  (8,383)               (8,001)
                                          -------               -------
                                           $9,615               $13,210
                                           ======               =======

Minimum rental payments on non-cancelable operating leases become due as follows: 2001 - $5,442,000, 2002 - $4,602,000; 2003 - $3,985,000; 2004 -
$4,100,000; 2005 - $4,288,000 and thereafter $7,009,000.

DIRECT FINANCING LEASES
The components of properties available for sale subject to direct financing leases were as follows (in thousands):

                                                                       2000                 1999
-------------------------------------------------------------------------------------------------
Total minimum lease payments to be received                           $ 442               $1,752
Assumed residual values of leased property                            2,107                2,107
Unearned income                                                         (6)                (103)
                                                                    -------               ------
Investment in property subject to direct financing leases            $2,543               $3,756
                                                                     ======               ======

Original cost of property subject to direct financing leases        $16,276              $16,276
                                                                    =======              =======

Assumed residual values are based upon a depreciated cost concept using estimated useful lives and thus do not contain an element of appreciation which may result by reason of inflation or other factors.

The remaining minimum lease payments receivable on direct financing leases are due in 2001.

SALES OF PROPERTIES
In fiscal 2000, the Company sold two of its non-core properties and realized net gains on the sales of the properties of $1,067,000.

In fiscal 1999, the Company sold one of its non-core properties and realized a net gain on the sale of the property of $1,364,000.


(5) INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

The Company is the sole general partner in Countryside Square Limited Partnership (the "Partnership"), which owns the Countryside Square Shopping Center in Clearwater, Florida. In 1997, the Company contributed the shopping center at its net carrying amount, and the limited partners contributed 600,000 Common shares of the Company. The Partnership received 600,000 Class A Common Shares pursuant to the stock dividend declared in August 1998 (see Note 9) and in 1999 exchanged 600,000 Common Shares that it held with an affiliate for an equivalent number of Class A Common Shares (the "Exchange"). The partnership agreement provides for the limited partners to receive an annual cash preference from available cash of the Partnership, as defined. Upon liquidation, proceeds from the sale of the partnership assets are to be distributed to the partners in accordance with the terms of the partnership agreement. The property may be sold at any time after the third year of operation and the Company has a right of first refusal on the sale of the property. The partners are not obligated to make any additional capital contributions.

The Company has accounted for its proportionate interest in the Class A Common shares owned by the Partnership as a deemed purchase and, accordingly, reduced its investment in unconsolidated joint venture and stockholders' equity in an amount equal to the fair value of the shares repurchased. As a result of the Exchange, the consolidated statement of stockholders' equity for the year ended October 31, 1999 reflects a deemed reissuance of the Company's proportionate share of the Common shares formerly held by the Partnership and a deemed retirement of its proportionate share of the additional Class A Common shares which the Partnership received. The Company's equity in earnings of the Partnership is reflected after eliminating its proportionate share of dividend income in the Common and Class A Common Shares of the Company recorded by the Partnership.

(6) MORTGAGE NOTES RECEIVABLE

Mortgage notes receivable consist of fixed rate mortgages. The components of the mortgage notes receivable at October 31, 2000 and 1999 were as follows (in thousands):

                                                                   2000        1999
------------------------------------------------------------------------------------
Remaining principal balance                                      $2,897      $3,059
Unamortized discounts to reflect market interest rates
at time of acceptance of notes                                    (518)       (559)
                                                                 ------      ------
                                                                 $2,379      $2,500
                                                                 ======      ======

At October 31, 2000, principal payments on mortgage notes receivable become due as follows: 2001 - $111,000; 2002 - $100,000; 2003 - $109,000; 2004 - $119,000;
2005 - $130,000 thereafter - $2,328,000.

At October 31, 2000, the remaining principal balance consists of mortgage notes from two borrowers. The amount due from the largest individual borrower was $1,915,000. The contractual interest rate on mortgage notes receivable is 9%.


(7)  MORTGAGE NOTES PAYABLE AND LINES OF CREDIT

At October 31, 2000, the Company has seven nonrecourse mortgage notes payable totaling $40,034,000 ($38,394,000 at October 31, 1999) due in installments over various terms extending to the year 2010 and which bear interest at rates ranging from 7.38% to 9.75%. The mortgage notes payable are collateralized by real estate investments having a net carrying value of $60.7 million as of October 31, 2000.

Scheduled principal payments during the next five years and thereafter are as follows: 2001 - $6,836,000; 2002 - $2,481,000; 2003 - $673,000; 2004 - $727,000;
2005 - $783,000 and thereafter - $28,534,000.

The Company has a $20 million secured revolving credit loan agreement (the "Agreement") with a bank. The Agreement which expires in October 2005 is secured by first mortgage liens on two properties. Interest on outstanding borrowings are at the prime + 1/2% or LIBOR + 1.5%. However, the Company can elect a fixed rate option at any time prior to the last year of the Agreement. The Agreement requires the Company to maintain certain debt service coverage ratios during the term of the agreement and provides for a permanent reduction in the revolving credit loan amount of $625,000 annually, commencing in 2001. At October 31, 2000, the Company had outstanding borrowings of $11,869,000 ($12,869,000 at October 31, 1999). Outstanding borrowings are included in mortgage notes payable in the accompanying consolidated balance sheets.

The Company also has a $10 million unsecured line of credit arrangement with a bank (which was increased to $15 million in December, 2000). The line of credit expires in fiscal 2002 and is available, among other things, to acquire real estate, refinance indebtness and for working capital needs. Extensions of credit under the arrangement are at the bank's discretion and subject to the bank's satisfaction of certain conditions. Outstanding borrowings bear interest at the prime rate plus 1/2% or LIBOR plus 2 1/2%. The Company pays an annual fee of 1/4% on unused amounts. There were no borrowings outstanding under this line of credit.

Interest paid for the years ended October 31, 2000, 1999, and 1998 was $4,245,000, $4,038,000, and $2,397,000 respectively.

(8) PREFERRED STOCK

In fiscal 1998 the Company sold 350,000 shares of 8.99% Series B Senior Cumulative Preferred Stock, par value $.01 per share, with a liquidation preference of $100 per share ("Series B Preferred Stock"). Holders of the Series B Preferred Stock are entitled to receive cumulative preferential cash dividends equal to 8.99% per annum, payable quarterly in arrears and subject to adjustment under certain circumstances.

The Series B Preferred Stock has no stated maturity, will not be subject to any sinking fund or mandatory redemption and will not be convertible into other securities or property of the Company. On or after January 8, 2008, the Series B Preferred Stock may be redeemed by the Company at its option, in whole or in part, at a redemption price of $100 per share, plus all accrued dividends. Upon a Change in Control of the Company (as defined), (i) each holder of Series B Preferred Stock shall have the right, at such holder's option, to require the Company to repurchase all or any part of such holder's Series B Preferred Stock for cash at a repurchase price of $100 per share, plus all accrued and unpaid dividends, and (ii) the Company shall have the right, at the Company's option, to redeem all or any part of the Series B Preferred Stock at (a) prior to January 8, 2008, the Make-Whole Price (as defined) and (b) on or subsequent to January 8, 2008, the redemption price of $100 per share, plus all accrued and unpaid dividends.

The Series B Preferred Stock contains covenants which require the Company to maintain certain financial coverages relating to fixed charge and capitalization ratios. Shares of the Series B Preferred Stock are non-voting; however, under certain circumstances (relating to non-payment of dividends or failure to comply with the financial covenants) the preferred stockholders will be entitled to elect two directors.

(9) STOCKHOLDERS' EQUITY
In fiscal 1998, the Board of Directors declared and paid a special stock dividend on the Company's Common Stock consisting of one share of a newly created class of Class A Common Stock, par value $.01 per share for each share of the Company's Common Stock. The Class A Common Stock entitles the holder to 1/20 of one vote per share. Each share of Common Stock and Class A Common Stock have identical rights with respect to dividends except that each share of Class A Common Stock will receive not less than 110% of the regular quarterly dividends paid on each share of Common Stock. All references to the number of common shares, except authorized shares, and per share amounts elsewhere in the consolidated financial statements have been adjusted to reflect the effect of the stock dividend for all periods presented.

The Company has a shareholders rights plan, which expires on November 12, 2008. The rights are not currently exercisable. When they are exercisable, the holder will be entitled to purchase from the Company one one-hundredth of a share of a newly-established Series A Participating Preferred Stock at a price of $65 per one one-hundredth of a preferred share, subject to certain adjustments. The distribution date for the rights will occur 10 days after a person or group either acquires or obtains the right to acquire 10% ("Acquiring Person") or more of the combined voting power of the Company's Common Shares, or announces an offer the consummation of which would result in such person or group owning 30% or more of the then outstanding Common Shares. Thereafter, shareholders other than the Acquiring Person will be entitled to purchase original common shares of the Company having a value equal to two times the exercise price of the right.

If the Company is involved in a merger or other business combination at any time after the rights become exercisable, and the Company is not the surviving corporation or 50% or more of the Company assets are sold or transferred, the rights agreement provides that the holder other than the Acquiring Person will be entitled to purchase a number of shares of common stock of the acquiring company having a value equal to two times the exercise price of each right.

The Company's articles of incorporation provide that if, any person acquires more than 7.5% of the outstanding shares of any class of stock, except, among other reasons, as approved by the Board of Directors, such shares in excess of this limit shall automatically be exchanged for an equal number of shares of Excess Stock. Excess Stock have limited rights, may not be voted and are not entitled to any dividends.

The Company has a Restricted Stock Plan (Plan) which provides for the grant of restricted stock awards to key employees of the Company. The Plan, as amended, allows for restricted stock awards of up to 350,000 shares of Common Stock or Class A Common Stock. During 2000, the Company awarded 48,375 Common shares (46,500 Common Shares in 1999) and 48,375 Class A Common Shares (46,500 Class A shares in 1999) to participants as an incentive for future services. The shares vest after five years. Dividends on vested and non-vested shares are paid as declared. The market value of shares awarded has been recorded as unamortized restricted stock compensation and is shown as a separate component of stockholder's equity. Unamortized restricted stock compensation is being amortized to expense over the five year vesting period. For the years ended October 31, 2000, 1999 and 1998, $630,000, $488,000, and $331,000 respectively, was charged to expense.

The Company's Board of Directors has authorized a program to purchase up to a total of one million shares of the Company's Common Stock and Class A Common Stock. As of October 31, 2000, the Company purchased and retired 223,600 Common shares and 211,300 Class A Common shares under this program.

(10) STOCK OPTION PLAN

The Company has a stock option plan under which 824,093 Common shares and 743,003 Class A Common shares are reserved for issuance to key employees and non-employee Directors of the Company. Options are granted at fair market value on the date of the grant, have a duration of ten years from the date of grant and are generally exercisable in installments over a maximum period of four years from the date of grant.

A summary of stock option transactions during the periods covered by these financial statements is as follows:


Year ended October 31                      2000                        1999                    1998
---------------------             ------------------------- ------------------------   -----------------------
                                                 WEIGHTED                   Weighted                  Weighted
                                     NUMBER       AVERAGE    Number          Average   Number          Average
                                       OF      EXERCISE        of          Exercise      Of           Exercise
COMMON STOCK:                        SHARES        PRICES    Shares           Prices   Shares           Prices
-------------                        ------        ------    ------           ------   ------           ------
Balance at beginning of period        412,750       $7.04     410,750          $7.09    416,562          $6.98
Granted                               593,000       $6.81       6,000          $7.69      7,000          $9.03
Exercised                                 ---         ---         ---            ---    (5,874)          $6.93
Canceled                            (301,500)       $6.91     (4,000)         $12.70    (6,938)          $8.86
                                    ---------                 -------                 ---------
Balance at end of period              704,250       $6.91     412,750          $7.04    410,750          $7.09
Exercisable                           111,250                 387,062                   347,375

CLASS A COMMON STOCK:

Balance at beginning of period        412,750       $7.10     410,750          $7.09    416,562          $6.98
Granted                                   ---         ---       6,000          $8.18      7,000          $9.03
Exercised                                 ---         ---         ---            ---    (5,874)          $6.97
Canceled                            (301,500)       $6.96     (4,000)         $12.79    (6,938)          $8.92
                                    ---------                 -------                 ---------
Balance at end of period              111,250       $7.48     412,750          $7.10    410,750          $7.09
Exercisable                           111,250                 387,062                   347,375

Weighted  average  fair  value of
options granted during the year
    - Common Stock                      $0.18                   $0.55                     $1.16
    - Class A Common Stock              $0.12                   $0.59                     $1.16

In connection with the Class A Common stock dividend each outstanding incentive stock option to purchase Common Stock was modified to permit the optionee to purchase an equal number of Class A Common Stock. Each outstanding non-qualified stock option was modified to permit the optionee to purchase a number of shares of either Common Stock, Class A Common Stock or a combination of both based on the fair market values of the respective shares determined at the stock dividend distribution date. In July 2000, an officer of the Company was awarded stock options, to purchase 593,000 shares of Common stock, Class A Common Stock or a combination of both classes of Common Stock as shall total the number of shares subject to the options.


At October 31, 2000, exercise prices of Common Shares and Class A Common Shares under option ranged from $6.29 to $9.03, for the Common Shares and $6.33 to $9.09, for the Class A Common Shares. Option expiration dates range for both classes of stock from November 2003 through July 2010 and the weighted average remaining contractual life of these options is 4.9 years.

The fair value for these options was estimated as of the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for the years ended October 31, 2000, 1999 and 1998:


                                            Year ended October 31,
                                            ----------------------
                                              2000            1999            1998
                                              ----            ----            ----
Risk-free interest rate                      6.17%           5.65%           5.88%
Expected dividend yields                9.8%-10.9%            9.1%            7.1%
Expected volatility                          15.1%           23.6%           24.3%
Weighted average option life              10 YEARS        10 Years        10 Years

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock volatility. Because the Company's stock option plan has characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the above stock option plan.

Stock appreciation rights may be issued in tandem with the stock options, in which case, either the option or the right can be exercised. Such rights entitle the grantee to payment in cash or a combination of common shares and cash equal to the increase in the value of the shares covered by the option to which the stock appreciation right is related. The plan limits the value of the stock appreciation rights to 150% of the option price for the related shares. The excess of the market price of the shares over the exercise price of vested options is charged to expense. For the three years ended October 31, 2000, 1999 and 1998 there were no amounts charged to expense.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). Accordingly, no compensation expense has been recognized for the options described above. Had compensation cost for these options been determined based on the fair value on the grant date consistent with the provisions of SFAS 123, the effect on the Company's net income and earnings per share for the three years ended October 31, 2000, 1999 and 1998 would have been immaterial.

Certain officers have exercised stock options and provided full recourse promissory notes to the Company in the amount of $267,000. In fiscal 2000, the promissory notes were amended to extend the term of the notes to 10 years from the date of the original note and to fix the interest rate at 2% over a U.S. treasury note rate. The notes are collateralized by the stock issued upon exercise of the stock options. Interest is payable quarterly and the principal is due in 2007. Such notes are shown in stockholders equity in the accompanying balance sheet as notes receivable from officers/stockholders.


(11)  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosures of estimated fair value were determined by management using available market information and appropriate valuation methodologies. Considerable judgement is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents, rents and interest receivable, accounts payable, accrued expenses, other liabilities and certain borrowings except as noted below are carried at amounts which reasonably approximate their fair values.

The estimated fair value of mortgage notes receivable collateralized by real property is based on discounting the future cash flows at a year-end risk adjusted lending rate that the Company would utilize for loans of similar risk and duration. At October 31, 2000 and 1999, the estimated aggregate fair value of the mortgage notes receivable was $2,586,000 and $2,703,000 respectively.

Mortgage notes payable with aggregate carrying values of $40,034,000 and $38,391,000 have estimated aggregate fair values of $41,301,000 and $38,407,000 at October 31, 2000 and 1999 respectively. Estimated fair value is based on discounting the future cash flows at a year-end risk adjusted lending rate currently available to the Company for issuance of debt with similar terms and remaining maturities.

Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements and current estimates of fair value may differ significantly from the amounts presented herein.

(12) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The unaudited quarterly results of operations for the years ended October 31, 2000 and 1999 are as follows (in thousands, except per share data):

                                           YEAR ENDED OCTOBER 31, 2000                  Year Ended October 31, 1999
                                           ---------------------------                  ---------------------------
                                                  QUARTER ENDED                                Quarter Ended
                                                  -------------                                -------------
                                      JAN 31     APR 30    JULY 31     OCT 31     Jan 31      Apr 30    July 31     Oct 31
                                      ------     ------    -------     ------     ------      ------    -------     ------
Revenues                              $7,812     $7,865     $7,606     $7,971     $6,933      $7,651     $7,266     $7,964
                                      ======     ======     ======     ======     ======      ======     ======     ======

Net Income (1)                        $1,787     $3,067     $1,811     $1,924     $1,747      $2,036     $1,809     $3,598

Preferred Stock Dividends                786        787        787        787        786         787        787        787
                                         ---        ---        ---        ---        ---         ---        ---        ---

Net Income Applicable to
  Common and Class A
  Common Stockholders                 $1,001     $2,280     $1,024     $1,137       $961      $1,249     $1,022     $2,811
                                      ======     ======     ======     ======       ====      ======     ======     ======

BASIC EARNINGS PER SHARE:
Common                                  $.09       $.21       $.09       $.11       $.09        $.12       $.09       $.25
Class A Common                          $.10       $.23       $.10       $.12       $.10        $.12       $.11       $.29

DILUTED EARNINGS PER SHARE:
Common                                  $.09       $.20       $.09       $.11       $.09        $.12       $.09       $.24
Class A Common                          $.10       $.23       $.10       $.12       $.10        $.12       $.11       $.28


(1) Quarters ended April 30, 2000 and October 31, 1999 include gains on sales of real estate investments of $1,067,000 and $1,364,000 respectively.

(13) SEGMENT REPORTING

For financial reporting purposes, the Company has grouped its real estate investments into two segments: equity investments and mortgage loans. Equity investments are managed separately from mortgage loans as they require a different operating strategy and management approach. The Company assesses and measures operating results for each of its segments, based on net operating income. For equity investments, net operating income is calculated as rental revenues of the property less its rental expenses (such as common area expenses, property taxes, insurance, etc.) and, for mortgage loans, net operating income consists of interest income less direct expenses, if any.

The revenues, net operating income and assets for each of the reportable segments are summarized in the following tables for the years ended October 31, 2000, 1999 and 1998. Non-segment assets include cash and cash equivalents, interest receivable, and other assets. The non-segment revenues consist principally of interest income on temporary investments. The accounting policies of the segments are the same as those described in Note 1. (In thousands)

                                 EQUITY           MORTGAGE           NON
YEAR ENDED OCTOBER 31,           INVESTMENTS      LOANS              SEGMENT         TOTAL
----------------------           -----------      -----              -------         -----
2000
Total Revenues                   $ 30,664          $    376          $    214        $ 31,254
                                 ========          ========          ========        ========
Net Operating Income             $ 19,800          $    376          $    214        $ 20,390
                                 ========          ========          ========        ========
Total Assets                     $176,769          $  2,379          $  1,952        $181,100
                                 ========          ========          ========        ========

1999
Total Revenues                   $ 29,282          $    302          $    230        $ 29,814
                                 ========          ========          ========        ========
Net Operating Income             $ 19,430          $    302          $    230        $ 19,962
                                 ========          ========          ========        ========
Total Assets                     $179,370          $  2,500          $  1,904        $183,774
                                 ========          ========          ========        ========

1998
Total Revenues                   $ 24,335          $    684          $    576        $ 25,595
                                 ========          ========          ========        ========
Net Operating Income             $ 16,472          $    684          $    576        $ 17,732
                                 ========          ========          ========        ========
Total Assets                     $158,455          $  2,607          $  3,977        $165,039
                                 ========          ========          ========        ========

The reconciliation to net income for the combined reportable segments and for the Company is as follows:


YEAR ENDED OCTOBER 31,                                      2000        1999        1998
                                                            ----        ----        ----
Net Operating Income from Reportable Segments             $ 20,390    $ 19,962    $ 17,732
                                                          --------    --------    --------

Addition:
    Gains on sales of real estate investments                1,067       1,364        --
                                                          --------    --------    --------
Deductions:
     Interest expense                                        4,245       3,913       2,522
     Depreciation and amortization                           6,307       5,896       4,747
     General, administrative and
      other expenses                                         2,316       2,327       2,287
                                                          --------    --------    --------
Total Deductions                                            12,868      12,136       9,556
                                                          --------    --------    --------

Net Income                                                   8,589       9,190       8,176
     Preferred stock dividends                              (3,147)     (3,147)     (2,561)
                                                          --------    --------    --------
Net Income Applicable to
     Common and Class A Common Stockholders               $  5,442    $  6,043    $  5,615
                                                          ========    ========    ========

(14)  SUBSEQUENT EVENTS

In November 2000, the Company entered into a contract to purchase an office building property in Greenwich, Connecticut at a purchase price of $2,375,000.

On January 5, 2001, the Company sold 200,000 shares of Common stock and 5,000 shares of Class A Common stock for aggregate proceeds of approximately $1.5 million in a private placement issue to two entities controlled by an officer of the Company.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
To the Stockholders of Urstadt Biddle Properties Inc.:

We have audited the accompanying consolidated balance sheets of Urstadt Biddle Properties Inc. and subsidiaries (the "Company"), as of October 31, 2000 and 1999, and the related consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended October 31, 2000. These financial statements and schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Urstadt Biddle Properties Inc. and subsidiaries as of October 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2000 in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the accompanying index to financial statements are presented for purposes of complying with the Securities and Exchange Commission's rules and are not a required part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in our audits of the basic financial statements and in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                             ARTHUR ANDERSEN LLP



New York, New York
December 13, 2000, except as
to Note (14) which date is January 5, 2001

URSTADT BIDDLE PROPERTIES INC.
OCTOBER 31, 2000
SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION - CONTINUED
(In thousands)
--------------------------------------------------------------------------------

NOTES:                                                                    2000         1999         1998
                                                                          ----         ----         ----
(A) RECONCILIATION OF REAL ESTATE
OWNED SUBJECT TO OPERATING LEASES

Balance at beginning of year                                            $ 188,467    $ 166,083    $ 134,336
Property improvements during the year                                       5,568        2,726        2,155
Property acquired during the year                                           1,627       23,134       29,592
Property sold during the year                                              (3,213)      (3,060)          --
Property assets fully written off                                            (216)        (416)          --
                                                                        ---------    ---------    ---------
Balance at end of year                                                    192,233    $ 188,467    $ 166,083
                                                                        =========    =========    =========


(B) RECONCILIATION  OF ACCUMULATED DEPRECIATION

Balance at beginning of year                                            $  30,735    $  27,763    $  23,653
Provision during the year charged to income                                 5,638        5,070        4,110
Property sold during the year                                                (358)      (1,659)          --
Property assets fully written off                                            (247)        (439)          --
                                                                        ---------    ---------    ---------
Balance at end of year                                                  $  35,768    $  30,735    $  27,763
                                                                        =========    =========    =========


(C) RECONCILIATION OF REAL ESTATE OWNED SUBJECT TO FINANCING LEASES

Balance at beginning of year                                                3,756    $   5,005    $   6,133
Recovery of  investment  in  properties  owned  subject to  financing
leases and amortization of deferred renewal rights                         (1,213)      (1,249)      (1,128)
                                                                        ---------    ---------    ---------
Balance at end of year                                                  $   2,543    $   3,756    $   5,005
                                                                        =========    =========    =========

(d) Tenant improvement costs are depreciated over the life of the related leases, which range from 3 to 25 years.

(e) The difference between the initial costs to the Company and costs capitalized subsequent to acquisition and the amount at which carried at close of period represents accumulated depreciation for the period prior to classification of these assets as financing leases and accumulated recoveries for the period thereafter.

(f) The aggregate cost basis for Federal income tax purposes at October 31, 2000 is $205,754,000.

     SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   URSTADT BIDDLE PROPERTIES INC.



                                   By: /S/ Charles J Urstadt
                                       ---------------------
                                       Charles J. Urstadt
                                       Chairman and Chief Executive Officer








Dated: January 29, 2001

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.



/S/ Charles J. Urstadt                             January 25, 2001
------------------------------
Charles J. Urstadt
Chairman and Director
(Principal Executive Officer)


/S/ Willing L. Biddle                              January 25, 2001
------------------------------
Willing L. Biddle
President and Director


/S/ James R. Moore                                 January 25, 2001
------------------------------
James R. Moore
Executive Vice President - Chief
  Financial Officer
(Principal Financial Officer
and Principal Accounting Officer)


/S/ E. Virgil Conway                               January 25, 2001
------------------------------
E. Virgil Conway
Director


/S/ Robert R. Douglass                             January 25, 2001
------------------------------
Robert R. Douglass
Director


/S/ Peter Herrick                                  January 25, 2001
------------------------------
Peter Herrick
Director


/S/ George H.C. Lawrence                            January 25,2001
------------------------------
George H. C. Lawrence
Director


/S/ Charles D. Urstadt                             January 25, 2001
------------------------------
Charles D. Urstadt
Director


/S/ George J. Vojta                                January 25, 2001
------------------------------
George J. Vojta
Director

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    -----------------------------------------

As independent public accountants, we hereby consent to the incorporation of our report dated December 13, 2000 included in this Annual Report on Form 10-K for the year ended October 31, 2000 of Urstadt Biddle Properties Inc. into its previously filed Registration Statements on Forms S-3 (No.33-57119 and No. 333-64381), Form S-4 (No. 333-19113) and Forms S-8 (No.2-93146, No. 333-61765,
No. 333-61767 and No. 33-41408), and to all references to our firm included in or made a part of this registration statement.



                                                  ARTHUR ANDERSEN LLP


New York, New York
January 25, 2001

                                  EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY


323 Railroad Corporation, a Connecticut Corporation

UB Darien, Inc., a Connecticut Corporation

                                  EXHIBIT 10.17



December 6, 1999


CGA Investment Management, Inc.          Retirement Plan of The Bank of New York
Attn:  Michael Moran                       Company, Inc.
17 State Street - 26th Floor             c/o The Bank of New York, as
New York, NY 10004                         Trustee for the Retirement Plan of
                                           The Bank of New York Company, Inc.
                                         Attn Mark Hemenetz
Wells Fargo & Company                    1 Wall Street
Attn:  Alison Cohen                      New York, NY  10286
555 Montgomery, 10th Floor
San Francisco, CA  94111

     Re:  8.99% Series B Senior Cumulative Preferred Stock (the "Series B
          ---------------------------------------------------------------------
          Preferred Stock")
          -----------------

Ladies and Gentlemen:

We are again requesting a one-year waiver of Urstadt Biddle Properties Inc's. (the "Company") obligation to prepare and file with the Securities and Exchange Commission a Registration Statement under the Securities Act relating to the offer and sale of the Series B Preferred Stock held by you (the "Preferred Stock") and to use its reasonable best efforts to cause the Commission to declare such Registration Statement to be effective under the Securities Act, all in accordance with the terms of the Registration Rights Agreement. Last year, you agreed to extend the effective date of Registration by one year to January 8, 2000. The Company desires a waiver of the above obligations for an additional one year period to January 8, 2001.

As you know, the Company also has an obligation to apply for a listing on the New York Stock Exchange at any time after January 8, 2001. In view of this extension, the Company would both register and list the securities at the same time.

I have enclosed a form of Waiver and Amendment to accomplish the foregoing. Please originally execute and return to my attention at the Company five copies of the signature page to the Waiver and Amendment enclosed herewith.

Also, I would like to address an apparent ambiguity in the definition of "Funds from Operations" as that definition is set forth in the Articles Supplementary of the Company, a copy of which was filed with the Maryland State Department of Assessments and Taxation on January 8, 1998 (the "Articles Supplementary"). Since the term "net income" as contained in that definition is not separately defined, we wish to clarify that net income as used therein means the "net income" of the Company for the applicable quarter before the payment of Preferred Dividends.

The paragraph defining Funds from Operations is set out below in full with the proposed change highlighted:

     "Funds from Operations" means, with respect to any fiscal quarter, (a) the net income of the Company (before the payment of dividends to Preferred Stockholders) for that quarter, plus (b) any loss resulting from the restructuring of Debt, or sale of property during that period, minus (c) any gain resulting from the restructuring of Debt, or sale of property during that period, plus (d) depreciation and amortization of properties (including with respect to trade fixtures and tenant allowances or improvements which are a part thereof and capitalized leasing expenses, such as leasing commissions), and adjusted to take into account (i) the results of operations of any unconsolidated joint venture or partnership calculated to reflect funds from operations on the same basis and (ii) any unusual and non-recurring items which otherwise would materially distort the comparative measurement of Funds From Operations for different fiscal periods. Funds From Operations shall be determined in accordance with the March 1995 White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, as in effect on the date of issuance of the Series B Preferred Stock.

If you are in agreement with this change, please acknowledge the same by signing and returning the enclosed copy of this letter along with the signature pages of the Waiver and Amendment as indicated above. After we have confirmed your support on this point, we will proceed to amend the Articles Supplementary accordingly.

Thank you in advance for your anticipated early reply. If you have any questions regarding the foregoing, please contact me at 203-863-8214.


Very truly yours,

URSTADT BIDDLE PROPERTIES INC.

By:
  ---------------------------------------
  Name: James R. Moore
  Title:   Executive Vice President


JRM/brc
Enclosures

The foregoing is acknowledged and agreed to:

CGA Investment Management

By:
  ---------------------------------------
Name:
Title:


Wells Fargo & Company

By:
  ---------------------------------------
Name:
Title:


Retirement Plan of The Bank of New York Company, Inc.
By: The Bank of New York, as Trustee

By:
  ---------------------------------------
Name:
Title:

                                  EXHIBIT 10.18

                         URSTADT BIDDLE PROPERTIES INC.



                AMENDED AND RESTATED RESTRICTED STOCK AWARD PLAN



PURPOSES

This Amended and Restated Restricted Stock Award Plan (the "Plan") amends and restates the Urstadt Biddle Properties Inc. Restricted Stock Award Plan, dated March 12, 1997 (the "Original Plan"). The purposes of the Plan are to promote the long-term growth of Urstadt Biddle Properties Inc. (the "Company") by attracting, retaining and motivating executive management and non-employee directors possessing outstanding ability and to further the identity of Participants' interest with those of the shareholders of the Company through stock ownership opportunities.

DEFINITIONS

The following terms shall have the following meanings:

     [ ] "Award" means an award of Restricted Stock granted under the provisions of the Plan.

     [ ] "Board" means the Board of Directors of Urstadt Biddle Properties Inc.

     [ ] "Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of the Company.

     [ ] "Committee" means the Compensation Committee of the Board of Directors appointed to administer the Plan.

     [ ] "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

     [ ] "Company" means Urstadt Biddle Properties Inc.

     [ ] "Disability" means total and permanent disability.

     [ ] "Participant" means an employee or non-employee Director of the Company who is selected by the Committee to participate in the Plan.

     [ ] "Restricted Period" means the period of time during which an Award to Participant(s) remains subject to the Restrictions imposed on the Shares as determined by the Committee.

     [ ] "Restrictions" mean the restrictions and conditions imposed on an Award as determined by the Committee, which must be satisfied in order for a Participant to become vested in an Award.

     [ ] "Restricted Stock" means an award of Shares on which is imposed a Restriction Period.

     [ ] "Restricted Stock Award Date" means the date on which the Committee awarded Restricted Stock to a Participant.

     [ ] "Retirement" means, with respect to employee Participants, termination from active employment with the Company pursuant to the terms of the retirement plan(s) applicable to the Participant and, with respect to non-employee Director Participants, expiration of the term of service on the Board by reason of the Participant's failure to be elected to the Board pursuant to a regular election or his or her decision not to stand for re-election to the Board.

     [ ] "Share" means a share of Common Stock or Class A Common Stock, as determined by the Committee.

EFFECTIVE DATE OF THE PLAN

The effective date of the Original Plan was March 12, 1997, and the effective date of the Plan is December 9, 1999; provided, however, that the provisions of
Section 5 of the Plan which increase the number of Shares which may be issued or transferred under the Plan from the number of Shares which may be issued or transferred under the Original Plan shall not be effective until the shareholders of the Company approve the Plan.

ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Compensation Committee of the Board, comprised of persons who are "Non-Employee Directors" as defined in Rule 16b-3 of the Securities and Exchange Commission. If no such Committee shall be in office, the Plan shall be administered by the Board.

The Committee shall have complete and discretionary authority to (a) select Participants, (b) determine the Award to be granted to a selected Participant,
(c) determine the time or times when Awards will be granted, (d) determine the time or times and the conditions subject to which Awards may become vested or Restrictions will lapse, (e) interpret and construe the Plan and the rights of a Participant to an Award and make determinations, subject to the provisions of the Plan, in the best interests of the Company and its shareholders.

The Committee may delegate nondiscretionary administrative duties under the Plan to one or more agents (e.g., attorneys, consultants, etc.) or officers as it deems necessary and advisable at the expense of the Company.

Any power which may be exercised by the Committee may also be exercised by the Board. No member of the Committee or the Board shall be personally liable for any action taken or determination made in good faith with respect to the Plan or its administration. All decisions made by the Committee as administrators of the Plan shall be conclusive and binding upon all persons and the Company.

SHARES SUBJECT TO PLAN

The maximum number of shares of Restricted Stock which may be issued or transferred under the Plan is 350,000 Shares of Class A Common Stock and 350,000 Shares of Common Stock. Any shares of Restricted Stock which have been awarded, but are later forfeited to the Company, will again be available for Awards under the Plan. The Stock which may be issued or transferred under the Plan may be authorized but unissued Shares or Shares acquired by the Company and held in its Treasury as determined by the Committee.

GRANT OF RESTRICTED STOCK AWARDS

The Committee shall from time to time, in its discretion, (i) select Participants from (a) management personnel who have significant responsibility for the growth and profitability of the Company and (b) non-employee Directors of the Company, including members of the Committee, (ii) determine the number and class of Shares to be granted by each Award and (iii) establish the applicable terms of each such Award. An Award granted to a non-employee Director of the Company shall be held by such non-employee Director for a period of at least six (6) months following the date of grant.

AWARD AGREEMENT

Each Restricted Stock Award shall be evidenced by a written agreement, executed by the Participant and the Company, which shall contain the terms and conditions established by the Committee.

TERMS OF RESTRICTED STOCK AWARDS

Subject to the provisions of the Plan, the Committee shall determine:

     [ ] The terms and conditions of the Award Agreement, including whether an Award shall consist of Common Stock, Class A Common Stock, or both;

     [ ] The Restricted Period of the Award; and

     [ ] The Restrictions applicable to an Award, including, but not limited to employment status and director tenure rules governing forfeitures and limitations on the sale, assignment, pledge or other encumbrances during the Restricted Period.

The Committee may, in its discretion, determine that the issuance of stock certificates representing the Restricted Stock Awards be held in custody by the Company until the Restrictions lapse. The Participant may, in the discretion of the Committee, receive any dividends, taxable at that time as ordinary income, and other distributions paid with respect to any Award(s), as declared and paid to shareholders during the Restricted Periods.

Upon the lapse of Restrictions, the value of the Restricted Stock will be taxable as ordinary income. At the Committee's discretion, an arrangement may be made by the Company to assist the Participant in meeting the withholding taxes required by federal, state and local authorities.

TERMINATIONS OF EMPLOYMENT DURING RESTRICTED PERIOD

In the event that during the term of the Restricted Period a Participant:

     [ ] Terminates employment with the Company or ceases to be a non-employee Director of the Company for any reason other than death, Disability or Retirement, such Participant shall forfeit any and all Restricted Stock Awards whose Restrictions have not lapsed; or,

     [ ] Terminates employment or ceases to be a non-employee Director of the Company by reason of death or Disability, the Restrictions on any and all Awards shall lapse on the date of such termination; or,

     [ ] Terminates employment by reason of Retirement, all Awards continue to vest as if Retirement had not occurred until such time as the Restrictions lapse; provided, however, that if any such retired Participant, prior to the completion of any or all Restricted Periods, accepts employment or provides services to any organization that is competitive in nature with the Company, the Participant will forfeit any and all Restricted Stock Awards whose Restrictions have not lapsed.

CHANGE-OF-CONTROL

The Committee shall have the authority to accelerate the time at which the Restrictions will lapse or to remove any such restriction upon the occurrence of a "change-of-control" as defined by any one of the following events:

     any Person who becomes the owner of 10% or more of the Company's total combined voting power of the total amount of outstanding Shares and, thereafter, individuals who were not Directors of the Company prior to the date such Person became such a 10% owner are elected as Directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least two of the Directors; or there occurs a change-of-control of the Company of a nature that would be required to be reported in response to Item la of Form 8-K pursuant to
     Section 13 or 15 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or in any other filing by the Company with the Securities and Exchange Commission (the "Commission"); or there occurs any solicitation of proxies by or on behalf of any Person other than the Directors of the Company and thereafter individuals who were not Directors prior to the commencement of such solicitation are elected as Directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least two of the Directors; or the Company executes an agreement of acquisition, merger or consolidation which contemplates that: after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another corporation or other entity; and individuals who are Directors of the Company when such agreement is executed shall not constitute a majority of the Directors or board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, for purposes of this paragraph (d), that if such agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change-of-Control shall not be deemed to have taken place unless and until such approval is secured.

COMPLIANCE WITH SECURITIES AND EXCHANGE COMMISSION REQUIREMENTS

No certificate for Shares distributed under the terms of the Plan shall be executed and delivered to the Participant until the Company shall have taken any action then required to comply with the provisions of the Securities Act of 1933, as amended, the Exchange Act or any other applicable laws and requirements.

AMENDMENT AND TERMINATION

The Committee and/or Board may, at any time or from time to time, modify or amend the Plan in any respect, except that without shareholder approval (subject to Section 13 hereof), the Committee and/or Board may not increase the maximum number of shares of Restricted Stock which may be Awarded under this Plan. Any modification, amendment or termination of the Plan shall not, without the consent of a Participant, affect his/her rights under an Award previously granted to a Participant.

ADJUSTMENTS.

If the Company subdivides its outstanding Shares into a greater number of Shares (by stock dividend, stock split, reclassification or otherwise) or combines its outstanding Shares into a smaller number of Shares (by reverse stock split, reclassification or otherwise), or if the Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, merger, business combination, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Shares, or other similar corporate event affects the Shares such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in its sole discretion and in such manner as the Committee may deem equitable and appropriate, make such adjustments to any or all of (i) the number and class of Shares which thereafter may be awarded under the Plan, and (ii) the number and class of Shares subject to outstanding Awards, provided, however, that the number of Shares subject to any Award shall always be a whole number. The Committee may, if deemed appropriate, provide for a cash payment to any Participant in connection with any adjustment made pursuant to this Section 13.

                                  EXHIBIT 10.19

                     AMENDED AND RESTATED STOCK OPTION PLAN
                        OF URSTADT BIDDLE PROPERTIES INC.

     1. Purpose. The purpose of the Amended and Restated Stock Option Plan of Urstadt Biddle Properties Inc. (the "Plan") is to provide a special incentive to selected key employees of Urstadt Biddle Properties Inc. (the "Corporation") to further the growth, development and financial success of the Corporation. The Plan is designed to accomplish this purpose by offering such employees a favorable opportunity to acquire shares of Common Stock and Class A Common Stock of the Corporation so that they will share in the success of the Corporation. Accordingly, the Corporation will grant options to purchase shares of Common Stock and Class A Common Stock of the Corporation to such key employees as are designated in accordance with the provisions of the Plan. These options may be incentive stock options ("statutory options"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory options, or both. The Plan is also intended pursuant to Section 14, to reward Non-employee Directors for their contribution to the success of the Corporation.

     2. Administration. The Plan shall be administered by a Stock Option Committee (the "Committee") established by the Directors of the Corporation (the "Directors"). The Committee shall be comprised of not less than two persons, each member of which shall be a "non-employee director" within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an outside director within the meaning of Section 162(m) of the Code, except that if the Directors determine that (i) they no longer intend for the Plan to satisfy the requirements of Rule 16b-3 (such that grants of options are not exempt from Section 16(b) of the Exchange Act), then the members of the Committee need not be "non-employee directors," or (ii) they no longer intend for the Plan to comply with the requirements of Section 162(m) of the Code, then the members of the Committee need not be "outside directors." Subject to the foregoing, the Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed, may fill vacancies in the Committee and may remove members of the Committee. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable, including telephonic meetings. A majority of its members shall constitute a quorum and all determinations shall be made by a majority of such quorum. Any determination reduced to writing and signed by all of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee shall have discretionary authority, not inconsistent with the Plan, (a) to determine which key employees shall be granted options; (b) to determine whether the options granted to employees shall be statutory options (if such employees are eligible to receive statutory options) or non-statutory options, or both; (c) to determine the time or times when options shall be granted and the number of shares of Common Stock and Class A Common Stock to be subject to each option; (d) to determine the option price of the shares subject to each option; (e) to determine the time or times when each option becomes exercisable and the duration of the exercise period; (f) to prescribe the form or forms of the instruments evidencing any options granted under the Plan and of any other instruments required under the Plan and to change such forms from time to time; (g) to adopt, amend and rescind rules and regulations for the administration of the Plan and the options and for its own acts and proceedings; (h) to interpret and construe the provisions of the Plan; and (i) to decide all questions and settle all controversies and disputes which may arise in connection with the Plan, including the eligibility of an employee for benefits under the Plan and the amount thereof. All decisions, determinations and interpretations of the Committee shall be binding on all parties concerned.

     3. Participants. The Participants in the Plan shall be such key employees of the Corporation and its subsidiaries as may be selected from time to time by the Committee in its discretion as well as Non-employee Directors as provided in
Section 14. Part-time as well as full-time employees shall be eligible to participate in the Plan, but Directors who are not full-time employees of the Corporation shall not be eligible except as provided in Section 14. No option may be granted to a person who is a member of the Committee at the time of grant, except as provided in Section 14. In any grant of options after the initial grant, employees who were previously granted options under the Plan may be included or excluded. Options may be granted under the Plan in replacement of options which were previously granted by the Corporation, and which have expired, terminated or have been cancelled for any reason.

     4. Limitations. No options shall be granted under the Plan after January 1, 2009, but options theretofore granted may extend beyond that date. Subject to adjustment as provided in Section 12 of the Plan, the number of shares delivered upon the exercise of options granted under the Plan shall not exceed 824,093 shares of Common Stock of the Corporation and 743,003 shares of Class A Common Stock of the Corporation. To the extent that any option granted under the Plan shall expire, be cancelled, terminate unexercised (including a termination or cancellation by agreement between the Corporation and the optionee) or for any reason become unexercisable as to any shares subject thereto, such shares shall thereafter be available for further grants under the Plan, within the limit specified above.

     5. Shares To Be Delivered. Shares to be delivered upon the exercise of an option may constitute an original issue of authorized shares or may consist of previously issued shares acquired by the Corporation, as shall be determined by the Committee. The Committee and the proper officers of the Corporation shall take any appropriate action required for such delivery.

     6. Terms and Conditions of Options. Options granted under the Plan shall be subject to the following terms and conditions (except as provided in subsection
(e) below and in Section 14) and to such other terms and conditions as the Committee shall determine to be appropriate to accomplish the purposes of the
Plan:


         (a) Number of Shares; Maximum Annual Limit. Each option shall specify the number of shares which may be purchased upon the exercise of the option, subject to adjustment as provided in Section 12 below. Notwithstanding any other provision of the Plan, the aggregate fair market value (determined as of the time of grant) of the shares with respect to which statutory options are exercisable for the first time by an employee during any calendar year (under the Plan and all other Plans of the Corporation and its parent and subsidiary corporations) shall not exceed $100,000. To the extent that the aggregate fair market value (determined at the time a statutory option is granted) of shares with respect to which statutory options are exercisable for the first time during any calendar year (under all plans of the Corporation and any subsidiary of the Corporation) exceeds $100,000, the excess shall be treated as a non-statutory option. The provisions of this subsection (a) with respect to statutory options shall be construed and applied in accordance with Section 422 of the Code and the regulations, if any, promulgated thereunder. Statutory options may be granted only to employees of the Corporation and any subsidiary of the Corporation. Notwithstanding any other provision of the Plan, the maximum number of shares with respect to which options may be granted to a "covered employee" (within the meaning of Section 162(m) of the Code) shall not exceed 1,000,000 per year.

         (b) Option Price. The option price under each statutory option shall be determined by the Committee and shall be not less than 100 percent of the fair market value per share at the time the option is granted (110% for a Participant who, at the time of grant, owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Corporation (a "10% Shareholder"). The option price of each share purchased pursuant to each option shall be paid in full at the time of such purchase in cash, by delivery of shares having a value (as determined by the Committee) equal to the option price, or a combination thereof as provided in Section 7 below; provided, however, that the Committee may in its discretion authorize the extension and maintenance of credit of the Corporation to Participants in the Plan as provided in subsection (e) below.

         (c) Period of Options. Subject to the provisions of the Plan with respect to death, retirement and termination of employment, the term of each option shall be for such period as the Committee shall determine as set forth in the applicable option agreement. The term of a statutory option shall not be greater than ten years from the date the statutory option is granted; provided, however that the term of a statutory option issued to a 10% Shareholder shall not be greater than five years from the date of grant.

         (d) Exercise of Options.

            (1) Each option shall be made exercisable at such time or times, whether or not in installments, as the Committee shall prescribe at the time the option is granted. Except for Non-employee Director options granted pursuant to Section 14, in the case of an option not immediately exercisable in full, the Committee may at any time accelerate the time at which all or any part of the option may be exercised. Notwithstanding its stated exercisability, each option shall become fully exercisable upon the occurrence of a Change of Control. For purposes of the Plan, the term Change of Control and the defined terms related to such term shall have the respective meanings set forth in Exhibit A to the Plan.

            (2) In the case of options intended to be statutory options, the instruments evidencing such options shall contain such provisions relating to exercise and other matters as are required of statutory options under the applicable provisions of the Code and Treasury Regulations, as from time to time in effect.

            (3) A person electing to exercise an option shall give written notice to the Corporation, as specified by the Committee, of such person's election and of the number of shares such person has elected to purchase, such notice to be accompanied by the instrument evidencing such option and any other documents required by the Committee, and shall at the time of such exercise tender the purchase price for such shares. If the notice of election to exercise is given by the executor or administrator of a deceased Participant, or by the person or persons to whom the option has been transferred by the Participant's will or the applicable laws of descent and distribution, the Corporation shall be under no obligation to deliver shares pursuant to such exercise unless and until the Corporation is satisfied that the person or persons giving such notice is or are entitled to exercise the option.

            (4) No shares shall be delivered upon exercise of an option unless arrangements satisfactory to the Committee have been made for any required Federal or state income tax or other withholdings.

         (e) Extension of Credit to Participants. Subject to the provisions of
     Part 221 of Title 12, Code of Federal Regulations, as from time to time in effect (herein called "Regulation U"), the Committee (i) may, generally, or in specific instances, authorize the extension and maintenance of credit by the Corporation, or (ii) may arrange for the extension or maintenance of credit by any person upon the same terms and conditions as those upon which the Corporation (under the provisions of Regulation U) may extend or maintain such credit to Participants under the Plan for the purpose of financing the exercise of options granted to such Participants under the Plan. Interest shall be charged on such credit extensions at a rate determined by the Committee.

         (f) Replacement Options. The Corporation may grant options under the Plan on terms differing from those provided for in the foregoing provisions of this Section 6 where such options are granted in substitution for options held by employees of other corporations or entities who concurrently become employees of the Corporation as the result of a merger or consolidation of the employer (or a corporation controlling the employer) with the Corporation, or the acquisition by the Corporation of property or shares of the employer (or such controlling corporation). The Committee may direct that the substitute options be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

     7. Payment for and Delivery of Shares. Shares which are subject to option shall be issued only upon receipt by the Corporation of full payment of the purchase price for the shares as to which the option is exercised. Such payment may consist, in whole or in part, of the proceeds of loans made by the Corporation to finance the acquisition of the shares pursuant to Section 6(e) above or the Committee may permit a person exercising an option to give irrevocable instructions to a broker-dealer acceptable to the Committee to sell shares of Common Stock or Class A Common Stock of the Corporation issuable upon exercise of the option and to remit the exercise price and any taxes due to the Corporation. A holder of an option shall have none of the rights of a shareholder until the shares are issued to such person. The purchase price shall be payable by the option holder to the Corporation either (i) in cash or by check, bank draft or money order payable to the order of the Corporation; or (ii) through the delivery of shares of Common Stock or Class A Common Stock of the Corporation (duly owned by the option holder and for which the option holder has good title free and clear of any liens and encumbrances) having a fair market value equal to the purchase price; (iii) by a combination of cash and such shares as provided in (i) and (ii) above; or (iv) by an extension of credit as provided in Section 6(e) above. The fair market value of any shares of Common Stock or Class A Common Stock of the Corporation delivered in payment of the purchase price shall be determined in accordance with the applicable provisions of the Code or regulations issued thereunder, or in the absence of any such provisions or regulations, shall be deemed to be the last sale price regular way at which Common Stock or Class A Common Stock of the Corporation are traded on the day on which the option is exercised as reflected in the New York Stock Exchange Composite Transactions and reported in the Wall Street Journal or, if the Wall Street Journal is not published on the date in question, then in some other appropriate newspaper of general circulation, or, if there is no sale of Common Stock or Class A Common Stock of the Corporation on the day on which the option is exercised, then the last sale price regular way for such shares on such exchange at the close of the market on the last preceding date as so reported shall be deemed to be the fair market value of such Common Stock or Class A Common Stock of the Corporation ("Fair Market Value").

     The Corporation shall not be obligated to deliver any shares upon the exercise of an option unless and until, in the opinion of the Corporation's counsel, all applicable Federal and state laws and regulations have been complied with, nor, in the event the outstanding shares of Common Stock or Class A Common Stock of the Corporation are at the time listed upon any stock exchange, unless and until the shares to be delivered have been listed or authorized to be added to the list upon official notice of issuance upon such exchange, nor unless or until all other legal matters in connection with the issuance and delivery of shares have been approved by the Corporation's counsel. Without limiting the generality of the foregoing, the Corporation may require from the Participant or other person purchasing shares of Common Stock or Class A Common Stock of the Corporation under the Plan such investment representation or such agreement, if any, as counsel for the Corporation may consider necessary in order to comply with the Securities Act of 1933 and may require that the Participant or such other person agree that any sale of the shares will be made only in such manner as is permitted by the Committee and that such person will notify the Corporation when he makes any disposition of the shares whether by sale, gift or otherwise. The Corporation shall use its reasonable efforts to effect any such compliance and listing, and the Participant or other person shall take any action reasonably requested by the Corporation in such connection. A Participant or other person exercising an option shall have the rights of a shareholder only as to shares actually issued to him under the Plan.

     8. Nontransferability of Options. No option may be transferred by the Participant otherwise than by will or by the laws of descent and distribution, and during the Participant's lifetime the options granted to the Participant may be exercised only by the Participant.

     9. Termination of Employment. For all purposes of the Plan, employment shall be deemed to have terminated on the date on which the employee-employer relationship between the Participant and the Corporation terminates for any reason. If the employment of a Participant terminates for any reason other than death, Disability (as defined in Section 10) or retirement with the consent of the Corporation, all options held by the Participant shall immediately terminate and may not thereafter be exercised; provided, however, that if the employment of a Participant terminates for any reason other than the Participant's dishonesty, irrespective of the occurrence of a Change of Control, any non-statutory option and any statutory option which is held by the Participant at the time of such termination, shall thereafter be exercisable, only to the extent vested or exercisable on the date of termination, for a period of ninety
(90) days (or one (1) year if the Participant's employment is terminated by reason of Disability) following such termination; provided, further, that any such option shall terminate if not vested or exercisable on the date of termination. Notwithstanding the foregoing, subject to Section 422 of the Code in the case of statutory options, for purposes of this Section 9 the employment relationship in respect of options held by a Participant shall be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence (such as temporary employment with the Government) if the period of such leave does not exceed ninety (90) days, or, if longer, so long as the Participant's right to re-employment is guaranteed either by statute or by contract. Where the period of leave exceeds ninety (90) days and where the Participant's right to re-employment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the ninety-first (91st) day of such leave.

     10. Death or Disability. If a Participant's employment shall terminate by reason of death or Disability, unless the applicable certificate or agreement provides otherwise, all outstanding options of any or all types granted pursuant to the Plan shall be exercisable, only to the extent vested or exercisable on the date of termination, by the Participant or, in the case of death, by the executor or administrator or the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution; provided, that any such options shall terminate if not vested or exercisable at the date of termination or if not exercised with the time period specified in
Section 9. In no event, however, may any option be exercised after the expiration of ten years from the date such option is granted. "Disability" means, except as may otherwise be provided in any employment agreement to which such Participant is a party or as required by applicable law, any mental or physical illness, condition, disability or incapacity as shall (i) prevent the Participant from reasonably discharging his or her services and employment duties; (ii) be determined by the Directors, upon the advice of a qualified physician; and (iii) be continuing during any period of three consecutive months or for periods aggregating three months in any eighteen month period. A Disability shall be deemed to have occurred on the last day of such applicable three month period unless a longer period shall be required by applicable law.

     11. Retirement. If a Participant's employment shall terminate by reason of his or her retirement from the service of the Corporation with the consent of the Corporation, all outstanding options of any or all types granted pursuant to the Plan shall be exercisable, only to the extent vested or exercisable at the date of termination, by the Participant for a period of ninety (90) days after the date of termination, or such longer period as the Committee may allow, but in no event beyond the earlier of the expiration of the original exercise period of such option or five years after the date of termination. Any such options shall terminate if not vested or exercisable at the date of termination or if not exercised with the time period specified in this Section 11. In no event, however, may any option be exercised after the expiration of ten years from the date such option is granted. The Committee shall have authority to determine whether or not a Participant has retired from the service of the Corporation with the consent of the Corporation and its determination shall be binding on all concerned.

     12. Changes in Shares. In the event of a shares dividend, split-up or combination of shares, recapitalization or merger in which the Corporation is the surviving entity or other similar capital change, the number and kind of shares or securities of the Corporation subject to the Plan and to options then outstanding or to be granted thereunder, the maximum number of shares or securities which may be issued on the exercise of options granted under the Plan, the option price and other relevant provisions shall be appropriately adjusted by the Directors, whose determination shall be binding on all persons. In the event of a consolidation or a merger in which the Corporation is not the surviving entity, or in the event of a complete liquidation of the Corporation, all outstanding options shall thereupon terminate, provided that the Directors shall, at least twenty (20) days prior to the effective date of any such consolidation or merger, either (i) make all outstanding options immediately exercisable or (ii) arrange to have the surviving entity grant to the Participants replacement options on terms which the Directors determine to be fair and reasonable. Without limiting its general power of acceleration, the Committee may, in its sole discretion, at any time provide that options shall become immediately exercisable prior to or at any time subsequent to the acquisition by a person or entity or group of persons or entities of more than 50% of the Corporation's outstanding shares of Common Stock.

     13. Employment Rights. The adoption of the Plan does not confer on any employee any right to continued employment with the Corporation, nor does it interfere in any way with the right of the Corporation to terminate the employment of any of its employees at any time.

     14. Non-employee Directors. Notwithstanding anything to the contrary contained elsewhere herein (but subject to amendment as provided in Section 15):

         (a) Eligible Directors and Grants. Each Director who is not a full-time employee of the Corporation ("Non-employee Director") shall be eligible for awards of options as hereinafter provided. [ THE MAXIMUM NUMBER OF SHARES AVAILABLE UPON EXERCISE OF OPTIONS AWARDED UNDER THIS SECTION 14 SHALL NOT EXCEED AN AGGREGATE OF 200,000 SHARES, CONSISTING OF 100,000 SHARES OF COMMON STOCK OF THE CORPORATION AND 100,000 SHARES OF CLASS A COMMON STOCK OF THE CORPORATION.]

         (b) Option Price. The option price under each option granted under this
     Section 14 shall be the Fair Market Value per share determined at the time the option is granted.

         (c) Duration of Options. The latest date on which an option granted under this Section 14 may be exercised shall be the date which is ten years from the date the option was granted.

         (d) Exercise of Options. Options granted under this Section 14 shall become fully exercisable one year after the date of grant or, if earlier, upon death, Disability or a Change of Control. If a Non-employee Director ceases to be a Non-employee Director for any other reason, any option granted under this Section 14 to such Non-employee Director may thereafter be exercised only to the extent it was exercisable immediately prior to the date such person ceased to be a Non-employee Director for a five year period beginning on such date (but in no event beyond 10 years from the date of grant).

         (e) Section 14 Amendments. The provisions of this Section 14 may not be amended more than once every six months, other than to comport with changes in the Code, applicable securities laws, or the rules and regulations thereunder.

     15. Amendments. The Committee may at any time discontinue granting options under the Plan. The Directors may at any time amend the Plan or amend any outstanding option or options for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law.

                   Exhibit A to Urstadt Biddle Properties Inc.
                     Amended and Restated Stock Option Plan

     "Change of Control" shall mean the occurrence of any one of the following events:

     A. any person becomes the owner of 20% or more of the Corporation's Common Stock and thereafter individuals who were not Directors of the Corporation prior to the date such Person became a 20% owner are elected as Directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least two of the Directors; or

     B. there occurs a change of control of the Corporation of a nature that would be required to be reported in response to Item la of Form 8-K pursuant to Section 13 or 15 under the Securities Exchange Act of 1934 (the "Exchange Act"), or in any other filing by the Corporation with the Securities and Exchange Commission (the "Commission"); or

     C. there occurs any solicitation of proxies by or on behalf of any Person other than the Directors of the Corporation and thereafter individuals who were not Directors prior to the commencement of such solicitation are elected as Directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least two of the Directors; or

     D. the Corporation executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Corporation shall be owned, leased or otherwise controlled by another corporation or other entity and (ii) individuals who are directors of the Corporation when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, for purposes of this paragraph (d) that if such agreement requires as a condition precedent approval by the Corporation's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured.

         "Common Stock" shall mean the then outstanding shares of Common Stock of the Corporation plus, for purposes of determining the ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

         "Person" shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on December 31, 1984. A Person shall be deemed to be the "owner" of any shares of Common Stock:

     (a) of which such Person would be the "beneficial owner," as such term is defined in Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on December 31, 1984; or

     (b) of which such Person would be the "beneficial owner," as such term is defined under Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on December 31, 1984; or

     (c) which such Person or any of its Affiliates or Associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on December 31, 1984), has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

                                  EXHIBIT 10.20

                                 PROMISSORY NOTE
                                 ---------------




$3,002,093.75                                            Dated: January 5, 2001
-------------


     FOR VALUE RECEIVED, the undersigned hereby promises to pay to Urstadt Biddle Properties Inc., (the "Company") or order, on January 5, 2011 or upon acceleration or extension of the maturity hereof as provided below, the sum of THREE MILLION TWO THOUSAND NINETY-THREE AND 75/100 DOLLARS ($3,002,093.75) with interest from the date hereof, computed on the basis of a 365-day year, on the principal amount hereof from time to time unpaid at a per annum rate of six and 92/100 percent (6.92%); and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest at a rate which shall at all times be equal to the interest rate then applicable on this Note (as set forth above) plus 1/2% per annum. Said interest shall be payable quarterly on March 31, June 30, September 30 and December 31 of each year, except that all accrued interest shall be paid in full at the stated or accelerated or extended maturity hereof or upon prepayment in full hereof.

     All payments hereunder shall be made at the principal office of Urstadt Biddle Properties Inc. in Greenwich, Connecticut or as otherwise directed from time to time in writing by the Company.

     The principal amount of this Note is prepayable at any time, in whole or in part, without premium or penalty, provided that all prepayments hereof shall be in amounts of not less than $5,000 or, if less, such amount as is necessary to prepay in full the then outstanding principal amount of this Note.

     Upon the occurrence of any of the following events ("Events of Default"), the entire outstanding principal amount hereof and all interest accrued thereon shall, except as provided in the following paragraph, become immediately due and payable:


     (i) Failure by the maker hereof to pay principal of or interest on this Note when such payment is due, and for a period of five business days thereafter; or

     (ii) The employment of the maker hereof by the Company is terminated for any reason, voluntarily or involuntarily, by such maker or by the Company; or

     (iii) The filing of a petition in bankruptcy (or commencement of a bankruptcy or similar proceeding) by or against the maker hereof under any applicable bankruptcy, insolvency, reorganization or similar law now or hereafter in effect.

     In the event that the employment of the maker hereof by the Company is terminated by such maker or by the Company for any reason other than the maker's dishonesty, the maturity of this Note shall be extended, subject to acceleration as provided below, to the date which is seven (7) months after the date on which the maker's employment by the Company is terminated; and if the employment of the maker hereof is so terminated within one year following a Change of Control (as that term is defined in the Stock Option Plan of the Company, as from time to time in effect), the maturity of this Note shall be extended, subject to acceleration as provided below, to the earlier of (a) that date which is one year and 31 days after the date of such termination or (b) the third anniversary of the date of this Note.

     This Note is entitled to the benefits and security of a certain Stock Pledge Agreement of even date herewith, as from time to time in effect, between the maker hereof and the Company.

     This Note shall be governed by and construed in accordance with the laws of The State of New York.

     The parties hereto, including the undersigned maker and all guarantors and endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and assent to extensions of time of payment or forbearance or other indulgence without notice.




                                            ------------------------------
                                                   Willing L. Biddle



Witnessed:
          --------------------------------

                             STOCK PLEDGE AGREEMENT



PLEDGE AGREEMENT dated as of January 5, 2001 (this "Agreement") by and between Willing L. Biddle ("the Pledgor"), and Urstadt Biddle Properties Inc. as Pledgee (the "Company").

                                   WITNESSETH:

WHEREAS, the Pledgor is this day borrowing Three Million Two Thousand Ninety-three and 75/100 Dollars ($3,002,093.75) from the Company for the purpose of funding the exercise price of the Pledgor's option(s) to purchase FOUR HUNDRED NINETEEN THOUSAND (419,000) Common Shares, par value $.01 per share ("Common Shares") and NINETEEN THOUSAND (19,000) Class A Common Shares, par value $.01 per share ("Class A Common Shares") of the Company, in consideration for which the Pledgor is delivering to the Company a promissory note of even date herewith, as from time to time in effect, in the original principal amount of $3,002,093.75 (the "Note"); and


WHEREAS, as an inducement to the Company to accept the Note, the Pledgor has agreed to secure the due and punctual performance of the Pledgor's obligations under the Note by a pledge of 419,000 Common Shares and 19,000 Class A Common Shares of the Company (the "Pledged Stock");

NOW, THEREFORE, the parties hereto in consideration of these premises, hereby agree as follows:

1. Pledge. As security for the Secured Obligations described in Section 2 below, the Pledgor hereby irrevocably mortgages, pledges and assigns to the Company and creates in the Company a security interest in all the right, title and interest which the Pledgor now has or may hereafter have in the Pledged Stock and the proceeds and products thereof (all of which shall be hereinafter referred to as the "Security"). Simultaneously herewith, the Pledgor is delivering to the Company certificates representing the Pledged Stock, which certificates have been duly endorsed in blank or accompanied by stock powers executed in blank.

2. Secured Obligations. This Agreement and the Security from time to time held hereunder shall secure the due and punctual payment by the Pledgor of principal of and interest on the Note; and the due and punctual payment and performance of any and all other obligations of the Pledgor under the Note or any other agreement or instrument executed and delivered pursuant thereto or in connection therewith.

3. Stock Adjustments, Warrants, Etc. In the event that during the term of this Agreement, any stock dividend, reclassification, stock split, readjustment, warrant, option or right to acquire shares is issued by the Company or made with respect to the Security or any part thereof, the Pledgor agrees that all such new, substituted or additional Common Shares, Class A Common Shares or other securities received by the Pledgor with respect to the Security shall be promptly delivered to and held by the Company under the terms of this Agreement in the same manner as the Security originally pledged hereunder and such shares or other securities shall thereupon be included in the term "Security" as defined herein.

4. Representations. The Pledgor hereby represents and warrants that (i) there are no restrictions on the transfer of the Security; (ii) the Pledgor is the sole owner of the Security and has the unqualified right to transfer, pledge and assign the Security to the Company; and (iii) there are no outstanding liens, encumbrances or claims to the Security.

5. Voting Rights, Dividends, Etc. Unless and until an Event of Default (as defined in the Note) shall have occurred, the Pledgor shall have the right to vote the Security on all questions for all purposes not inconsistent with the terms of this Agreement or the Note, and the Company, if so requested, will execute appropriate revocable proxies therefor. Unless and until such an Event of Default shall have occurred, the Pledgor shall be entitled to receive and retain for the Pledgor's own account any and all dividends (other than stock or liquidating dividends) at any time and from time to time declared upon the Security. Upon the occurrence of any Event of Default, the Company shall thereafter be entitled to exercise all voting rights pertaining to the Security, and all proxies theretofore executed by the Pledgor shall terminate and thereafter be of no effect whatsoever, and the Company shall be entitled to receive and retain any and all dividends at any time declared upon any of the Security and to hold such dividends as part of the Security or apply them in its sole discretion.

6. Default. Upon the occurrence of any Event of Default or at any time or times thereafter, the Company shall have all of the rights and remedies of a secured party under the Uniform Commercial Code and shall have full power and authority to sell or otherwise dispose of the Security or any part thereof. Any such sale or other disposition, subject to the provisions of applicable law, may be by public or private proceedings and may be made by one or more contracts, as a unit or in parcels, at such time and place, by such method, in such manner and on such terms as the Company may determine. Except as required by law, such sale or other disposition may be made without advertisement or notice of any kind to any person. Where reasonable notification of the time or place of such sale or other disposition is required by law, such requirement shall be met if such notice is mailed, postage prepaid, at least 7 days before the time of such sale or other disposition to each person entitled thereto at each such person's last address known to the Company. The Company or any holder of the obligations secured hereby may buy any or all of the Security upon any public sale thereof. After deducting all costs and expenses of collection, custody, sale or other disposition or delivery (including legal costs and reasonable attorneys' fees) and all other charges due against the Security, the residue of the proceeds of any such sale or other disposition shall be applied to the payment of the Note and any surplus shall be returned to the Pledgor.

7. Payment of Taxes, Charges, Etc. The Company may discharge any taxes, charges, assessments, security interests, liens or other encumbrances upon the Security or otherwise protect the value thereof, and all such expenditures incurred by the Company shall become payable by the Pledgor to the Company upon demand and shall be secured by the Security.

8. Duties with Respect to Security. Except as provided by applicable law which may not be waived, the Company shall have no duty with respect to the Security other than the duty to use reasonable care in the custody and physical preservation of any certificates representing Pledged Stock in its possession.

9. Waivers. The Pledgor hereby waives notice of the acceptance of this Agreement as well as presentment, demand, payment, notice of dishonor or protest and all other notices of any kind in connection with the obligations secured hereby. The Company may extend the terms of the obligations secured hereby, without giving the Pledgor notice of the same hereunder and the Pledgor hereby agrees that no consent thereto shall be required hereunder. In addition, the Company may release, supersede, exchange or modify any other collateral security it may from time to time hold and release, surrender or modify the liability of any third party, without giving notice hereunder to the Pledgor. Such modifications, changes, renewals, releases or other actions shall in no way affect the Pledgor's obligations hereunder. The Pledgor hereby further waives and releases
(i) any right of subrogation or other similar right which the Pledgor might have against the Security by reason of any action or actions taken by the Company hereunder, (ii) any right which the Pledgor might have to require the Company to proceed against the Security or any other collateral security for the obligations secured hereby, and (iii) any requirement of diligence or promptness on the part of the Company in the enforcement of any of its rights hereunder or under the Note.

10. Transfer Expenses, Etc.. The Pledgor agrees to pay, and to indemnify and hold harmless the Company from and against, all costs and expenses (including taxes, if any) arising out of or incurred in connection with any transfer of Security into or out of the name of the Company arising out of or incurred in connection with the performance by the Company of its rights hereunder.

11. Statement as to Default. The Pledgor acknowledges to and agrees with any purchaser of Security at a foreclosure sale that any written statement by the Company or any person representing the Company asserting the occurrence of an Event of Default as the authorization for the exercise of the rights of the Company hereunder shall be conclusively presumed to be true.


12. Modification. This Agreement represents the entire understanding of the parties with respect to the security interests created hereby and may not be modified or amended without the prior written consent of the parties hereto.

13. Rights. Each and every right granted to the Company hereunder or by law shall be cumulative and may be exercised from time to time. No failure on the part of the Company to exercise or any delay in exercising any right shall operate as a waiver thereof, nor shall a single or partial exercise by the Company of any right preclude any other exercise thereof or the exercise of any other right. No course of conduct or dealing shall constitute a waiver of any of the Company's rights hereunder or otherwise.

14. Termination. Provided that no Event of Default shall have occurred and be continuing, the Company's security interest in the Security shall terminate and the Company shall deliver the Security to, or as designated by, the Pledgor upon payment in full of the principal and interest on the Note and all other amounts due under the Note.

15. Binding Effect, Etc. This Agreement shall be binding upon the Pledgor and the Pledgor's executors, administrators and assigns and shall be governed as to its validity, interpretation and effect by the laws of the State of New York. This Agreement may be executed in any number of counterparts, and by different parties on separate counterparts all of which together shall constitute one instrument.

16. Defined Terms. Terms not otherwise defined herein shall have the meanings set forth in the Note.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.




--------------------------------------
Willing L. Biddle, as Pledgor




Urstadt Biddle Properties Inc., as Pledgee


By:
   ----------------------------------
      James R. Moore
      Executive Vice President